Jody  M.  Walker
7841  South  Garfield  Way
Littleton,  CO  80122
Telephone:  303-850-7637
Facsimile:  303-220-9902

July  25,  2001

Securities  and  Exchange  Commission
450  5th  Street  N.W.
Washington,  D.C.  20549

Re:      Kingdom  Vision  Network,  Inc.
           Registration  Statement  on  Form  SB-2/A
           File  No.  333-39942

Dear  Sir:

Enclosed for filing, please find Amendment 7 to the Registration Statement on Form SB-2/A. Pursuant to your letter dated June 20, 2001, please note the following:

General
1.   An  executed  copy  of  the  agreement  has  been  filed.

2. The letter has been filed as an exhibit and the index to the Exhibits has been revised to reference all appropriate documents.

3. Revised as discussed. Page 12 of the registration document includes clarification regarding the nature and timing of managment's concerns regarding the investment in and note receivable to ISP Live.com.

4. The note receivable has been written off through a provision for bad debt as discussed. Affected financial statements, note s to financial statements and MD&A areas of the registration document have been changed to reflect this write off.

5. Dates of share issuances have been disclosed in accordance with Paragraph 11.d.1 of SFAS 7.Additionally, shares issued for services have been restated to reflect fair market value as discussed.

6. Revised as discussed. See pages 23-24 for management's clarification regarding the current use of this asset.

7. Revised as discussed. See page 11 for management's clarification regarding the current use (and future value) of Chameleon equipment and services.

Very  truly  yours,


/s/Jody  M.  Walker
-------------------
Jody  M.  Walker

              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JULY 25, 2001

                          REGISTRATION  NO.  333-39942

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            AMENDMENT 8 TO FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 KINGDOM VISION
             (Exact name of registrant as specified in its charter)

  Colorado                            4833                     62-1813306
 (State  of             (Primary  standard  industrial     (I.R.S.  employer
Incorporation)           classification  code  number)   identification  number)

                        377 Carowinds Blvd., Suite 101,
                              Fort Mill, SC 29715
                                 (803) 547-8950
                  (Address and telephone number of Registrant's
                          principal executive offices)

                              Dale A. Allison, Jr.
                          357 Murphy Highway, Suite 4
                              Blairsville, GA 30512
                                 (706) 745-1359

(Name,  address,  and  telephone  number  of  Agent  for  Service  of  Process)

                                   Copies to:
                               Stephen T. Allison
                                  P.O. Box 2012
                           Blairsville, Georgia 30514
                                 (706) 745-2210

Approximate Date of Commencement of Proposed Sale to the Public: Effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box [ ]

                        CALCULATION OF REGISTRATION FEE

Title  of  Each Class                                                 Amount of
Securities  to be           Shares to be    Valuation   Aggregate   Registration
Registered                  Registered      Per  Share   Valuation       Fee

Series KV Preferred Shares    7,000,000       $3.00     $21,000,000     $5,828


----------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          KINGDOM VISION NETWORK, INC.

                  7,000,000 SERIES KV VOTING PREFERRED SHARES

                   $3.00 per Series KV Voting Preferred Share

Series KV voting preferred shares have one vote per Series KV voting preferred share. The Series KV voting preferred shares do not have dividend preferences or liquidation preferences. Each Series KV voting preferred share is convertible into one Series B common share fourteen months after the effective date of the registration statement.

            There  is  no  minimum  offering  amount.

           No  escrow  account  has  been  established.

We are a Christian based for-profit corporation and are developing a multicultural family entertainment television network. The mission of Kingdom Vision is to develop and provide television programming addressing a broad base of relevant and contemporary subject matter ranging from politics to business, health to education, marriage to music, ministry, race relations to entertainment, and sports to cooking.

We have had no revenues. We have never had more than minimal operations or assets.

You will not get your money back, even if we raise insufficient capital to accomplish our business plan.

_________________________

This is our initial public offering and no public market current exists for our securities.

An investment in our securities involves high risk. Consider carefully the risk factors beginning on page 8 in the prospectus.


                                  Per Series KV
                          Voting Preferred Share Total

Public  Price                    $3.00           $21,000,000
   Commissions                     .30             2,100,000
Proceeds  to  Kingdom  Vision    $2.85           $18,900,000

_________________________


Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

_________________________


Date:  July  25,  2001

TABLE  OF  CONTENTS


Summary  of  the  Offering                                             4
Risk  Factors                                                          5
Kingdom  Vision                                                        6
Use  of  Proceeds                                                     11
Dilution                                                              11
Management's  Discussion  and  Analysis  of  Financial  Condition
   and  Results  of  Operations                                       12
Plan  of  Distribution                                                12
Management                                                            12
Certain  Transactions                                                 16
Principal  Shareholders                                               17
Description  of  Company  Securities                                  18
Legal  Matters                                                        19
Reports                                                               19
Financial  Statements                                                 19

SUMMARY  OF  THE  OFFERING

Corporate  History   Kingdom  Vision,  Inc. was incorporated in March 2000 under the  laws  of  the  State  of  Colorado.

Kingdom Vision's principal executive and administrative offices are at The Carowinds Boulevard Business Center at 337 Carowinds Boulevard, Fort Mills, South Carolina. The lease is for three years, at $7,048 per month, with annual cost of living adjustments.

We  have  a  branch  office  located at 2033 East Warner Road, Suite 112, Tempe,
Arizona 85284.   These offices are approximately 1,500 square feet with a rental of  $2,700  per  month  for  a  three-year  period.

Outstanding
   Securities As of March 31, 2001, there were 2,000,000 Series A common shares and 15,042,630 Series B common shares outstanding. The Series A common shares have ten votes per share and the Series B common shares have one vote per share. The Series B common shares have priority in dividend payments, and upon sale, merger, or liquidation. A small number of Series A stockholders may continue to control Kingdom Vision.

Operations We are developing a multicultural family entertainment television network. The mission of Kingdom Vision is to develop and provide television programming addressing a broad base of relevant and contemporary subject matter ranging from politics to business, health to education, marriage to music, ministry, race relations to entertainment, and sports to cooking.

We  have never had any significant operations nor have we generated any revenue.
We  have  minimal  assets.   We  have  an accumulated deficit of $3,026,943 from
inception  to  March  31,  2001.

The Offering Up to 7,000,000 Series KV voting preferred shares are being offered. Each Series KV voting preferred share is convertible into one Series B common share fourteen months after the effective date of the registration statement.

The offering period will commence on the date of this prospectus and will terminate on June 30, 2002.

Arbitrary Offering Price The aggregate offering price and number of the Series KV voting preferred shares to be offered were arbitrarily determined by Kingdom Vision.

Plan of Distribution The Series KV preferred are being offered on a self underwritten basis by officers and directors of Kingdom Vision. The Series KV preferred may be offered to selected broker/dealers. Selected broker/dealers, if any, will receive the standard industry commission not to exceed 10% of the offering price.

No Escrow Account   There is no minimum offering amount.  Kingdom Vision has not established  an  escrow  account.

There  is  no  public  market  for  the  Series  KV  preferred.

Use of Proceeds The proceeds from this offering will be used for completion of family network building, lease of production office, production of network, cable agreement, staff and salaries, legal and accounting, PromiseVision/SD Eye and general corporate purpose.

Kingdom Vision will use the net proceeds of the offering over the next twelve months. The minimum amount of proceeds necessary to meet our estimated capital expenditures for the next 12 months is $3,000,000. In the long term, we will require $21,000,000. If this offering is not successful, we will have to pursue additional capital and debt financing.

No  Commitment  of  the  Series KV preferred   No commitment by anyone exists to
purchase  any  of  the  Series  KV  preferred  we  are  offering.


                                  RISK FACTORS

1. We have a limited operating history and have no certainty of future operating results. We may never achieve profitable results and you may lose your entire investment.

Since our incorporation in March 2000, our activities have been principally devoted to positioning ourselves to achieve our business objectives. We have had no operating revenue to date and expect to incur losses and administrative expenses until we begin the sales of our products or we receive revenues from any of our proposed operations. To date, we have a net loss of $3,026,943 for the period from inception to March 31, 2001.

2.   We  currently  have insufficient funds to complete our business plan.   You
may lose your entire investment if we cannot raise the necessary funds and our operations cease.

We do not have sufficient working capital to complete our network. We need to successfully complete this offering to complete our business plan. If we cannot raise the necessary funds, our operations will cease and you may lose your entire investment.

3. There is no minimum offering amount. We will have immediate access to any funds raised and you may lose your entire investment.

Any funds received from this offering will be directly deposited into the operating account of Kingdom Vision. We do not have a minimum offering amount. If we do not raise sufficient funds to successfully complete our business plan, you may lose your entire investment.

4.   We  have  not established an escrow account.   We will not return any funds
if  we do not raise sufficient funds to successfully complete our business plan.

There is no minimum offering amount so we did not establish an escrow account. No funds will be returned to investors. If we do not raise sufficient amounts to move our business plan forward, you may lose your entire investment.

5. Due to the ten votes per share of the outstanding Series A voting preferred shares, insiders will control Kingdom Vision

As of March 31, 2001, there were 2,000,000 Series A common shares and 15,042,630 Series B common shares outstanding. The Series A common shares have ten votes per share and the Series B common shares have one vote per share. Holders of the Series A common shares will control Kingdom Vision. These insiders may have conflicts of interest between the management of Kingdom Vision and the interests of the insiders as shareholders.

6. We are dependent on third party vendors and may not be able to obtain the necessary services in a cost effective manner.

We must contract with third party vendors for our satellite dish and/or cable uplink and networks to carry our signal. We cannot assure you that we will be able to develop the necessary strategic alliances on a cost competitive basis.

7. If our securities have no active trading market, you may not be able to sell your Series KV preferred easily.

We do not have a public market for our securities, nor can we assure you that a public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

8. We may never meet the requirements to be quoted on NASDAQ. You may not be able to sell your Series KV preferred easily.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a stock with a market price of less than $5.00 per share. A market in our stock may never develop due to these restrictions.


                           Forward-Looking Statements

The statements contained in this prospectus that are not historical fact are forward-looking statements, as the term is defined in the Reform Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this initial public offering. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Kingdom Vision, and results achieved during the period covered by any particular projections and other forward-looking statements, should not be regarded as a representation by Kingdom Vision, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                                 Kingdom Vision

General  Corporate  History

Kingdom Vision, Inc. was incorporated in March 2000 under the laws of the State of Colorado.

Kingdom Vision's executive offices are located in Fort Mills, South Carolina. We have leased an existing television production facility in The Carowinds Boulevard Business Center at 337 Carowinds Boulevard, Fort Mills, South Carolina. The lease is for three years, at $7,048 per month, with annual cost of living adjustments.

Kingdom Vision's has a branch office at 2033 East Warner Road, Suite 112, Tempe,
Arizona 85284.   These offices are approximately 1,500 square feet with a rental of  $2,700  per  month  for  a  three-year  period.

Synopsis  and  Summary  of  Television  Production

Television shows are produced by program producers, recorded by production companies around the country and syndicated or sold to television networks. Television programs are generally recorded on Beta SP or DVC Pro formats. These programs are then downloaded into computer servers and scheduled for airing on specific dates and times. The computer commingles the programs with advertising and promotional spots.

From the computer server, the programs are then transmitted through an uplink facility. An uplink is a series of equipment that is designed to convert electronic signals to a radio frequency that is beamed to a particular satellite transponder. A transponder is an assigned frequency given to an uplink facility for the use of broadcasting data.

The transponder selected for Kingdom Vision Network has a footprint that covers the United States and small portions of Southern Canada and Northern Mexico. The network contracts with local cable systems and local independent television stations to receive their signal through a downlink system that has been installed at their location. The television stations and cable networks, in turn, electronically rebroadcast the television signal to homes, either by cable or terrestrial signal, a signal that can be receive by an antenna. Through the means of a viewer's personal television set, the signal is interpreted by their receiver into a visual image.

Revenues are generated through the sale of program airtime and commercial advertising airtime. Kingdom Vision Network will also be able to generate income by uplinking other networks' signals because of the type of transponder it has and the way the signal is uplinked. These revenue streams are based on the number of homes delivered to by each cable and television system. The more homes delivered, the higher the rate charged for program airtime and commercial spots. The major expense for television networks is in the production of made-for-television programs and purchasing of channel space on local cable systems.

Kingdom  Vision  currently  has  the  following  programs  in  production:

   Kingdom Conversations - discussions with renown speakers/ teachers led by Dr. Mark Hanby and Rev. Randall Worley - an hour program

   The Finished Work - Bible teaching featuring Rev. Randall Worley - a half hour program

   Laying the Foundation - Bible teaching by Dr. Mark Hanby on church, doctrine, government and leadership - a half hour program

   Questions and Answers - Bishop Earl Paulk and prominent pastors deal with the issues of the day - an hour program

Kingdom Vision is planning on commencing production of the following within the next 30-90 days

   Global View - inside look into the events, challenges and lifestyles that impact people's daily lives around the work filed by local reporters in 50 countries - a half hour daily program

   Global View This Week - highlights of the week's global reports - a half hour program

   Bill Horne Sports - in depth sports coverage from this form CBS sports commentator - a half hour daily program

   Sports Week - a look at major sports events and news of the week - a half hour program

   Sports Conversation - a glimpse into the lives of sports personalities through interviews - a half hour program

   Straight Gate Presents - visits with Bishop Andrew Merritt with interviews, events and music - a half hour daily program

   Religiously Incorrect - a panel of diverse opinions on controversial topics through the diversity of religious belief - an hour daily program

   World Conference - live programs from Bible and teaching conferences in the world

   Christian concerts - Marc Harris hosts Christian music concerts from around the country - three hours on Saturday

   Cathedral  of  the  Holy  Spirit  -  live early church service from Atlanta -
Sunday

   Church  of  the  Harvest International - live church service from Los Angeles

   Higher  Dimensions  -  Sunday  evening  service  from  Tulsa

Kingdom Vision is currently negotiating the purchase through syndication of past family type television shows.

Production  Facilities  and  Transponders

Our  current plans for television for the Kingdom Vision Network are as follows:

Production  Facilities

We have leased a production facility and have set up master control in Fort Mills, South Carolina. This facility had been used by a post production company that recently moved. We have commenced television production in this facility and utilize a portable uplink truck provided by Chameleon Communications Group, Inc as part of our satellite lease agreement that not only will have the capability to uplink our signal, but we will be able to uplink other networks as well.

We intend to create several production facilities complete with all required equipment, both fixed and mobile.

Dale Hill, our Executive Vice President/Television Production has already arranged for the purchase and lease of existing equipment including those of Dale Hill's existing production facilities at his company, the Broadcast Group in Chesapeake, Virginia (with its remote facilities).

In addition, we are currently producing television shows from Beyth Shan Foundational Ministries television studio.

As a result, Kingdom Vision already has the capabilities today to do events in several cities with the existing equipment, without the expenditure of a large amount of money for owned equipment.

Due to the high cost of purchasing remote trucks (ranging from $750,000 to $1,800,000 per truck) we will lease up to four remote trucks on an as needed basis until it becomes economically feasible to purchase them and any additional trucks required.

Each truck is completely equipped with anywhere from five to eight cameras, four or more video recorders, all of the necessary audio equipment, all of the switching equipment.

This same equipment is used to do sporting events, conferences, and other such events for other networks. We are using the same facilities that other networks would use for program productions.

Our goal is to have several production facilities throughout the country that will provide programming for the Kingdom Vision Network in production studios operating from the ministries of our members of the board of directors and the National Executive Council.

Transponders. It is our objective to have a fully protective transponder operating 24-hours a day. It would be cost effective to start production with a protected transponder so that we would never lose signal if there were some type of "wash-out" from a satellite.

Transportable  Uplink

We  will  acquire  a  transportable  uplink  for  several  reasons:

   - The first is that we can drive it on its own truck making it simpler for transportables;

   - It would give us the capability of not only uplinking our two networks, but it has the capability of uplinking the three networks as well.

What we plan to do is take an analog transponder and breaking it up into four parts.

   -  First,  it  would  be  for  the  transmission  of  KVN  signal.
   -  Second,  it  would  be  used  for  a  Family  Type  Network.
   - Third, it would be used for return signals that would give us the ability to do live events from the Beyth Shan Foundational Ministries Conference and some of the other conferences throughout the nation.
   - Fourth, it would be available for leasing out to another full-time network.

This strategy would use all four parts of the analog transponder to give us four digital signals.

What the transponder does is take the signal transmitted from an uplink facility and send it back to earth. A transponder is a satellite that is approximately 25,400 miles in the sky. It creates what is called a "footprint." In satellite terms, a footprint is the earth's geographic coverage of that satellite. The transponder that

Kingdom Vision is considering has a footprint that gives us full coverage of all of the United States, a small part of Canada and Mexico. Also it is possible we will also have coverage that will cover Hawaii and Alaska, which is the capabilities of some but not all transponders.

We will be able to put in a digital receiver at a cable system or a television station, a church or an individual home, any place of our choosing. They will be able to receive our signal and watch all of our programming. We anticipate that the digital receivers will cost approximately $1,800 per unit. If we go sign up a cable system, one of our responsibilities will be to put their receiver unit in that cable system so they will be able to receive our digital signal.

Summary  of  the  Kingdom  Television  Production  Plan

The Television Cable System: A cable system is a receiver unit that receives many broadcast signals from the local television stations to all of the cable networks around the country. They rebroadcast that signal down to a coax cable and it is received into homes or businesses in local cities. Most cities in the United States today have a cable system.

Very often a large company like Cox Communications, for example, owns cable companies all over the United States. They are considered what's called an MSO. An MSO is a "Multiple Systems Operator." If we do a deal with Cox nationally, for example, that would give us all of the cable homes that Cox has all over the United States. A network attempts to sign-up with an MSO because that brings it so many more homes than trying to go to each small system individually. Obviously, our goal is to go after the MSOs.

   We have spoken with Dish Network and they have agreed to evaluate our network for placement on their network as soon as they can monitor our programming from the satellite. As soon as we are on the air, they will begin viewing us for evaluation purposes. Additionally, Time Warner and Cox cable has verbally agreed to allow an evaluation period as soon as we are on the air to see if they will allow us on their cable programming.

We are looking at many ways to develop markets which compete with other networks that are present on satellite or cable providers and markets which involve both satellite and cable providers. These developments are dependent upon three key ingredients to make a network successful:

   - Programming and with the Kingdom Vision master control we will have the ability to operate other new networks at the same time. Master control operators would be the same for all of our networks, all from the same facility. This would mean more equipment for master control, but we would be able to share costs of the uplink facility and personnel and the rent on the complex.

   - The second key ingredient will be live programming. Management is already negotiating with some of the major Christian conference coordinators about giving us the rights to carry their convention or conference live on the network. There are many of these conferences that we can transmit or carry on the network, which would give us great marketing opportunities.

   - The third key ingredient is the exclusive programming that will be created by Kingdom Vision.

Management's discussion with ministries throughout the United States particularly through our board of directors and National Executive Council members is that there is a large request for those conferences from people around the nation. Our Christian conference programming would help us create a market demand so that the cable systems would be interested in our networks for that reason.

Summary  of  Kingdom  Vision's  Equipment  Ownership/Lease  Business  Philosophy

Our technical management have been looking at the best financial terms for our transponder requirements, working with uplink facilities, we've spent weeks on research for master control equipment because technology is changing and television is going digital, forcing television producers to change what they are doing in master control.

We are taking an analog transponder and breaking it up into four digital transponders because it is cheaper for us to rent the analog transponder than to rent a digital.

Further, the Federal Communications Commission has mandated that all television signals convert from analog to digital and, depending on whether you are a broadcaster or cable company determines when that has to happen. Our philosophy is based on the idea that most networks are running the same program and there are very few networks out there doing original programming.

PROGRAMMING

Satellite  and  Cable  Technology

We will develop a complete television system that will run 24 hours a day, 7 days a week via satellite.

Original  Programming

We will go immediately into the production of original programming for the network. We believe three things that will make this network unique and different from the other Christian networks are as follows:

   - First, exclusive programming, which means this is the only network carrying the programming;

   -   Second,  new  programming;  and

   - Third, a significant amount of live programming from Christian conferences, family-values seminars, and topical lecturers and speeches.

The new programming will be teaching programs by Dr. Hanby, Randall Worley, and other ministers of national prominence.

We will also have new music programs, sitcoms, some mini-series, and many concerts and talk shows that will be produced exclusively for this network. The only way a viewer will be able to get this particular programming at home will be to have this network. This will be a key marketing strategy for us.

We have already commenced producing some of this programming; we are currently producing programming at out primary facility in the Charlotte, North Carolina area and at the Beyth Shan Foundational Ministries television studio in Crossville, Tennessee. Our goal is to have several production facilities throughout the country that will provide programming for the Kingdom Vision Network in production studios operating from the ministries of our members of the board of directors and the National Executive Council.

Proposed  Shows

We are considering up to a two-hour a day show with Dr. Mark Hanby that is proposed to include:

   -   One  hour  of  teaching
   -   One  hour  "Live"

Additionally, we plan to develop other daily shows that we anticipate will include major ministers in the United States.

We intend to buy existing family shows to supplement our own original productions. Also, we plan to rerun Dr. Hanby's shows from 11:00 a.m. to 1:00 p.m. (subject to market demand by other sponsors). We will sell commercial time during the family shows, as well as time from ministries that promote concerts nationwide, rather than seeking donations or operating telethons.

Our  programming  will  include:

Kingdom  Teaching  and  Preaching                 25%
Music  Programming  &  Music
   Entertainment  specials                        15%
Sitcoms,  Mini-Series  &  Movies                  10%
News                                              10%
Sports  &  Outdoors                               10%
Business  &  Technology                           10%
Health  &  Family                                 10%
Children's  Programming                           10%

MARKETING

Promise  Vision  Technology,  Inc.

Kingdom Vision will be an agent for Promise Vision and will promote the SDEye.com internet access and will receive a fee for any customer that signs up for internet access. In addition, Promise Vision will advertise the Kingdom Vision Network programs on its web site. Kingdom Vision has developed our own web site for additional advertising.

REVENUE  SOURCES

A director, Reggie White, who is also an executive officer of Promise Vision Technology, Inc. and the SDEye Internet ISP system, have agreed to sponsor us by buying time and paying for some of the production.

No donations will be solicited on the air. We will sell products and time slots to commercial sponsors.

Promise Vision has agreed to pay $15,000 a month for commercial time during Dr. Hanby's show.

Promise Vision will pay Kingdom Vision $15,000 a month to have ads for their long distance and Internet service, plus a 10% royalty on all clients using Promise Vision long distance, and $2.00 per month on each client using the Internet service.

As we obtain the necessary capital through the sale of debt and equity, we intend to establish satellite network program sales. On all 1/2-hour shows we can keep several minutes for commercial time. We will have 48 spots a day in which we can sell 30 second ad space to commercial viewers.

Based on in-house research, we anticipate we will receive a 10% royalty on all products sold to viewers.

Kingdom Vision will utilize other print and television media to advertise its network.

Strategic  Alliance

Chameleon Communications Group, Inc. Kingdom Vision entered into an agreement with Chameleon Communications Group, Inc. on May 23, 2000 to provide C-bank transponder or space segment capacity service on the Telstar 7 Satellite to be used for satellite transmission service. The term of the agreement is from August 1, 2000 through July 31, 2005. Kingdom Vision paid a security deposit of $160,000 in May 2000. The first six months monthly rate shall be $105,000 per transponder and $160,000 per transponder each month thereafter. The first month's service payment of $105,000 will be deducted from the initial security
deposit.   Additionally,  Kingdom  Vision  will  pay  $15,000  per  month  for equipment. The remaining deposit of $375,000 will be applied to the last three payments on the contract unless a new contract has been negotiated. We will use a portion of the gross profit received from ISP-Live.com, proceeds of debt financing or from this offering to complete the transaction. For the year ended December 31, 2000, we paid $215,000 of the required deposit of $375,000. At the present time Chameleon is providing transponder service for us to allow us to provide live 'streaming' on our web site as well as providing 24 hours of broadcasting for those who can pick up Kingdom Vision via satellite using large satellite dishes. We are also being used as fill-in programming by several low power television stations (Melbourne, Florida; New York, New York; Miami, Florida; Los Angeles, California) who can pick our programming off the satellite for use in the operation of their station.

Prior  Strategic  Alliance

ISP-Live.com. On May 22, 2000, we entered into an agreement with ISP-Live.com to provide
   -   portal  use  and  services which allows us entry into the world wide web,
   - Virtual Internet Service provider services which allow other entities and individuals to gain access to the world wide web from our site,
   -   web  site  design  services,
   - and e-commerce services which would allow those who had programs on our network to have a store on our website that would allow individuals to shop and buy tapes and books being offered by our television programs,to Kingdom Vision for their internet programming. Kingdom Vision was to pay the usual service costs charged by ISP-Live.com to its other customers but was also to receive a percentage of the gross profits from the products and services provided by ISP-Live.com to all its customers. The services provided by ISP-Live.com allowed those who have internet capabilities the ability to view Kingdom Vision programming over their computer without having to wait for us to broadcast on cable or satellite delivery systems.

 ISP-Live.com was actively involved with other clients at that time and had significant operations. At the time of the agreement, Kingdom Vision's programs were capable of being picked up by large satellite owners, estimated to be approximately 1.3 million homes. After the agreement with ISP-Live, our viewer-ship capability increased to an estimated 70 million computer viewers. Kingdom Vision entered into the agreement with ISP-Live.com based on the belief that Kingdom Vision would receive favorable service at a cheaper price than currently available.

Kingdom Vision agreed to provide funding and business assistance to ISP so that we could receive favorable treatment in getting our portal and virtual internet service provider services. We were committed and did provide $115,000 to ISP-Live. ISP-Live committed to pay us a percentage of the gross profits and the first right of refusal if ISP-Live was approached by a prospective Buyer. We also received an option as part of the servicing and financing agreement to purchase up to 30% of ISP-Live within two years of the May 22, 2000 date. The option price was to be negotiated at a later date between the parties.

By the end of December 2000, Kingdom Vision had noticed that ISP was having difficulty meeting schedules for completion of web sites and portal services for many of their clients because of under estimation of the cost of creation. It became apparent to Kingdom Vision that unless a substantial correction in customer service and proper costing was made by ISP, ISP would have serious financial problems, which could lead to business failure. Accordingly, as of December 31, 2000, Kingdom Vision considered the investment of $30,000 in ISP and the loan to ISP of $104,000 as losses and recorded such losses for financial reporting purposes.

In early 2001, Kingdom Vision abandoned operations. In order to protect our major source of viewership, we needed to control our own internet portals. We organized a subsidiary corporation, Vision ISP, Inc. to handle the portal and VISP services. ISP-Live contracted to transfer the intellectual property, the portal, web designs and domain names to us for which we had already paid ISP-Live and to move all of that equipment plus our paid for internet equipment to our Fort Mill facility. To guarantee prompt movement and training of Vision ISP's personnel, Vision agreed to pay Mark Fincannon $10,000 per month for 12 months to train, move, install and establish the same system we had been operating through ISP-Live. All equipment has become property of Vision ISP.

ISP, before it ceased business, assigned the following domain names for which ISP had already been paid to the companies listed next thereto:

   kvn.cc                            Kingdom  Vision  Network,  Inc.
   thevisionchannel.com              The  Vision  Network,  Inc.
   thevisionchannel.net              The  Vision  Network,  Inc.
   kvnstore.com                      Kingdom  Vision  Network,  Inc.
   visionisp.com                     Vision  ISP,  Inc.
   visionisp.net                     Vision  ISP,  Inc.
   the  kingdomchannel.com           Kingdom  Vision  Network,  Inc.

   the  kingdomchannel.net           Kingdom  Vision  Network,  Inc.
   the  kingdomchannel.org           Kingdom  Vision  Network,  Inc.
   kingdomchannel.com                Kingdom  Vision  Network,  Inc.
   kingdomchannel.net                Kingdom  Vision  Network,  Inc.
   tkingdomchannel.org               Kingdom  Vision  Network,  Inc.

As consideration for the completion of the obligations of ISP, KVN would immediately release ISP from its obligation under the March 23, 2000 contract to pay 10% of its gross revenues to KVN upon complete installation and operation of the internet portal service and television streaming service in Ft. Mill, South Carolina and the assignment of domain names to the companies above listed.

In addition to our investment, we had a note receivable from ISP-Live.com in the amount of $104,000 as of December 31, 2000. This note bears interest at 11% per annum, is payable in monthly installments of $7,443 over a term of 18 months, and was personally guaranteed by the president of ISP-Live.com. KVN has written off ISP's obligation to repay $115,000.00 at 11% over eighteen (18) months and forgiven Mark Fincannon from his guarantee of repayment. There is no relationship of Mr. Fincannon with Kingdom Vision or any significant shareholder.

For the period from March 3, 2000 to December 2000, Kingdom Vision received $3,070 in income from ISP-LIVE.

Competition.

There is significant competition in the network television and cable industry. Kingdom Vision will compete with established companies and other entities such as NBC, ABC, CBS, FOX Broadcasting, Discovery, ESPN/ESPN2, HBO, PBC, USA
Network, etc. Almost all of the companies with which we compete are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will have in the foreseeable future. It is also likely that other competitors will emerge in the near future. There is no assurance that we will compete successfully with other established companies. Kingdom shall compete on the basis of price of advertising, consumer taste and quality of programming. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

We  may not be able to compete on the basis of attracting our targeted customers
due to our Christian philosophy.   Due to this philosophy, we may not be able to
complete  solely  on  price,  if  at  all.

                                USE OF PROCEEDS

Assuming  the $2,100,000, $3,150,000, 10,000,000 or $21,000,000 of the Series KV
preferred stock is sold, the net proceeds of the offering will be used as set forth in the following tables. There is no minimum offering amount and we may raise insufficient capital for our intended future operations. The minimum amount of proceeds necessary to meet our estimated capital expenditures for the next 12 months is $3,000,000.

                               Assuming                    Assuming
                          $2,100,000  raised   %      $3,150,000 raised   %

Gross  proceeds                $2,100,000    100.00%      $3,150,000    100.00%
Commissions                       210,000     10.00%         315,000     10.00%
Offering  expenses                 84,328      4.02%          84,328      2.68%
                                ---------    -----         ---------    ------
Net  proceeds                  $1,805,672    85.98%       $2,750,672     87.32%

Lease  of  production  office     126,762      6.04%         454,000     14.41%
Production  of  network           250,000     11.90%         400,000     12.70%
Cable  agreement                  600,000     28.57%         654,172     20.77%
Staff  and  salaries              528,910     25.18%         842,500     26.74%
Legal  and  accounting            300,000     14.29%         400,000     12.70%

      Total  Expended          $1,805,672     85.98%      $2,750,672     87.32%

                               Assuming                    Assuming
                          $2,100,000  raised   %      $3,150,000 raised   %
Gross  proceeds                $21,000,000   100.00%      $10,000,000   100.00%
Commissions                      2,100,000    10.00%        1,000,000    10.00%
Offering  expenses                  84,328      .004$          84,328      .84%
                                ----------   -------       -----------  ------
Net  proceeds                  $18,815,762     89.60%     $ 8,915,672    89.16%
Completion of Family Network
   Building                     $2,500,000     11.90%      $1,250,000    12.50%
Lease  of  production  office      454,000      2.16%         454,000     4.54%
Production  of  network          2,000,000      9.52%       1,000,000    10.00%
Cable  agreement                 4,000,000     19.05%       2,000,000    20.00%
Staff  and  salaries             2,208,000     10.51%       2,208,000    22.08%
Legal  and  accounting             200,000       .95%         200,000     2.00%
PromiseVision/SD  Eye            2,000,000      9.52%       1,000,000    10.00%
Working  capital                 5,453,762     30.97%         803,672     8.04%

      Total  Expended          $18,815,762     89.60%      $8,915,672    89.16%


We  may  use  some  of  the  proceeds  to complete the Chameleon transaction, if
needed.   The  listed  use  of  proceeds  will  be  reduced  proportionately  to accommodate  the  funding.

A portion of the proceeds up to $500,000 will be used to complete the family network building and television facilities located on property of the principal shareholder, Beyth Shan Foundational Ministries, Inc. Kingdom Vision has an agreement with Beyth Shan which grants to Kingdom Vision the exclusive right to broadcast any and all meetings of Dr. Mark Hanby and other ministers held at the facilities from a period of 10 years from April, 2000. These broadcasts will begin in the summer of 2001. Kingdom Vision has the right to extend the agreement for exclusive broadcast rights for an additional five years following the initial period. All improvements will belong to Beyth Shan and the television equipment placed there will belong to Kingdom Vision.

We do not currently have sufficient capital to meet our financial needs for the next twelve months. Kingdom Vision anticipates that the proceeds from this offering, together with projected cash flow from operations, will be sufficient to meet estimated capital expenditures for the next twelve months. If cash flows do not develop as anticipated, Kingdom Vision will be required to try to obtain additional sources of capital, yet to be identified.

The actual allocation of funds will depend on Kingdom Vision's success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

Pending application by Kingdom Vision of the net proceeds of this offering, such proceeds will be invested in short-term, interest-bearing obligations.


                                    DILUTION

Further Dilution. We may issue additional restricted common and preferred shares pursuant to Kingdom Vision's key employee incentive stock option plan, exercise of outstanding warrants or in private business transactions. The market price of your securities may be depressed if these securities are issued at a price lower than the current book value or market price, if any, of your securities.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Trends and Uncertainties. Demand for Kingdom Vision's project will be dependent on, among other things, market acceptance of the Kingdom Vision Network concept, the quality of its entertainment and promotional merchandise, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of Kingdom Vision's activities will be the receipt of revenues from advertising on our network, Kingdom Vision's business operations may be adversely affected by Kingdom Vision's competitors and prolonged recessionary periods.

Capital and Source of Liquidity. All of the initial working capital has been obtained from the sale of Series A and Series B to officers, directors and affiliated persons. Kingdom Vision requires substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business plans. If the offering is not successful, the officers and directors have agreed to advance monies to pay for any fixed monthly obligations. They also have agreed to provide personal guarantees for debt financing for limited operations.

The accompanying financial statements have been prepared assuming that the Kingdom will continue as a going concern. Kingdom does not have sufficient capital to meet its financial needs for the next twelve months, which raises substantial doubt about its ability to continue as a going concern. As discussed above, Kingdom's officers and directors have an oral agreement, with no specific amount, that they will either advance funds, guarantee any needed financing, or will purchase shares of capital stock from Kingdom to meet its financial needs.

For the three months ended March 31, 2001, Kingdom Vision purchased property and equipment of $17,579. As a result, Kingdom Vision had net cash used in investing activities of $17,579 for the three months ended March 31, 2001.

For the three months ended March 31, 2000, Kingdom Vision pursued no investing activities.

For the period from March 3, 2000 (date of inception) to December 31, 2000, Kingdom Vision issued a note receivable to ISP in the amount of $104,000, purchased property and equipment of $121,955 and purchased an investment in ISP Live of $30,000. As a result, Kingdom Vision had net cash used by investing activities of $255,955 for the period from March 3, 2000 to December 31, 2000.

For the three months ended March 31, 2001, Kingdom Vision made payments of $710 on capital lease obligations and received proceeds from the issuance of common stock of $1,226,500. As a result, Kingdom Vision had net cash provided by financing activities of $1,225,790 for the three months ended March 31, 2001.

For the three months ended March 31, 2000, Kingdom Vision received proceeds from a note payable issued to a stockholder of $10,000 and received proceeds from the issuance of common stock of $197,800. As a result, Kingdom Vision had net cash provided by financing activities of $207,800 for the three months ended March 31, 2000.

For the period from March 3, 2000 to December 31, 2000, Kingdom Vision received proceeds from a note payable issued to a stockholder of $10,000 and made payments on capital lease obligations of $1,498 and received proceeds from the issuance of common stock of $2,283,852 resulting in net cash provided by financing activities of $2,292,354.

Kingdom Vision will use the net proceeds of the offering over the next twelve months. The minimum amount of proceeds necessary to meet our estimated capital expenditures for the next 12 months is $3,000,000. In the long term, we will require $21,000,000. If this offering is not successful, we will have to pursue additional capital and debt financing.

On a long-term basis, liquidity is dependent on continuation and expansion of operation and receipt of revenues, additional infusions of capital, and debt financing. Kingdom Vision believes that additional capital and debt financing in the short term will allow Kingdom Vision to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that Kingdom Vision will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations. Since inception, Kingdom Vision has not received any revenues from operations. Television programming has been progressing since early March 2000.

For the three months ended March 31, 2001, Kingdom Vision had operating expenses of $1,136,369 consisting of program development costs of $527,247, general and administrative of $229,209, contract labor of $86,100, rent of 46,832, professional services of $120,022, travel of $61,268, marketing and selling of $19,349 and other expenses of $48,342. The large increase in all of the expenses since March 31, 2000 were a direct result of Kingdom Vision trying to implement its business plan and raise equity financing.

For the three months ended March 31, 2000, Kingdom Vision paid contract labor expense of $27,000, professional services of $30,000 and other expenses of 81.

For the period from March 3, 2000 to December 31, 2000, Kingdom Vision had operating expenses of $1,901,192 consisting of general and administrative of $281,842, program development of $661,399, contract labor of $276,610, rent of $114,773, professional services of $189,219, provision to write off bad debt of $104,000, travel of $95,967, marketing and selling of $73,934 and other expenses of $73,448.

Plan of Operation. Kingdom Vision is in the development stage and has not conducted any significant operations to date or received any operating revenues. Kingdom Vision can satisfy its cash requirements in the next twelve months if we can successfully complete this offering. We will not need to conduct any research and development regarding our business plan.

Other than described in the use of proceeds section, we do not expect to purchase any plant or significant equipment. If the offering is successful, we do expect significant changes in the number of employees to conduct operations.

Kingdom Vision may experience problems; delays, expenses, and difficulties sometimes encountered by an enterprise in Kingdom Vision's stage of development, many of which are beyond Kingdom Vision's control. These include, but are not limited to, unanticipated problems relating to the development of the network, manufacturing costs, production and marketing problems, additional costs and expenses that may exceed current estimates, and competition.


                        DETERMINATION OF OFFERING PRICE

The offering price, conversion rate and other terms of the Series KV preferred shares were arbitrarily determined by Kingdom Vision.


                              PLAN OF DISTRIBUTION

Plan of Distribution. The Series KV preferred are being offered on a self underwritten basis by officers and directors of Kingdom Vision. The Series KV preferred may be offered selected broker/dealers. Selected broker/dealers, if any, will receive the standard industry commission not to exceed 10% of the offering price.

No Escrow Account   There is no minimum offering amount.  Kingdom Vision has not established  an  escrow  account.

Offering Period. The offering period will commence on the date of this prospectus and will terminate on June 30, 2002.


                                   MANAGEMENT

Executive  Officers  and  Directors

Our executive officers, directors, and key employees and their business experience follows:

Name                              Position

Dr. Mark Hanby, age  58           Chairman  and  Chief  Executive  Officer
Randall  Worley,  age  42           President  and  Director
Dale  Hill,  age  50              Senior  Vice  President/Technical
                                    Productions  and  Director
Carl  Thompson,  age  54          Senior  Vice  President/Corporate  Development
                                     Director
Mark  D.  Hanby,  II,  age  35    Executive  Vice  President
                                    Chief  Operations  Office/Director
Dale  Bronner,  age  38           Director

Marc  Harris,  age  34            Director
Eddie  Long,  age  47             Director
Clarence  McClendon,  age  35     Director
Earl  Paulk,  age  73             Director
Carlton  Pearson,  age  48        Director
Dale A. Allison, Jr., age 58      Director  (since  July  2000)
Al  Kasha,  age  64               Director  (since  May  2001)
James  Rousou,  age  53           Director  (since  May  2001)
Mark  Jackson,  age  36           Director  (since  May  2001)
Carl  Williams,  age  35          Director  (since  May  2001)
Reggie  White,  age  39           Director  (since  May  2001)



Dr. Mark Hanby is the son of pioneering ministry parents and graduated Valedictorian of his high school in New York, while accumulating college credits from Columbia University through the New York State Advanced Student Regents Program. At age 18 he made the decision to continue in ministry. In 1966, he accepted the pastoral responsibility of a small congregation in Fort Worth, Texas, which became Truth Church, one of the first fully integrated "mega-churches" of this era, where he served until 1986. Located on more than 90 acres, Truth Church included a 3,000 plus seat auditorium, multi-ministry facilities, 40 townhouses, and a joint ventured 790-unit apartment complex. With a focus on world missions, Truth Church became a foundation for outreach, supporting 110 ministry families worldwide. Pastor Hanby's personal interest in world missions includes ministering in 60 countries on six continents. Dr. Hanby also initiated and developed Wide World Ministries College of Spiritual Concepts and Music Ministry, recruiting students from across the country. He also founded the Wide World of Truth television program, one of the first church congregation-type programs on the Christian Broadcasting Network, which aired weekly in more than 1,000 cities. After resigning his pastorate in 1986, Dr. Hanby launched The Mark Hanby Ministries, from which he has preached around the world, independent of denominational boundaries. Dr. Hanby speaks at approximately 30 engagements per year, with audiences up to 25,000. Dr. Hanby is accepted as a "father in ministry" to more than 70 "Master Builder Sons" and gives oversight and covering to many others. He is a leading participant in key Christian national and international conferences. Dr. Hanby has seven published books, numerous ministerial audio and video tape series, and an estimated 3,500 audio tapes in archives at Beyth Shan Foundational Ministries. During his itinerate and early pastoral work, Dr. Hanby earned a double Masters Degree in Ministry and Theology from American Bible School, Chicago, Illinois, and was awarded an honorary Doctorates in Ministry and Theology, as well as Masters Degrees in Theology. His dissertation, "The Renewing of the Holy Spirit," became the first of his writings to be published.

Dale Hill, since 1986, has been the President of The Broadcast Group, Inc. The Broadcast Group provides complete broadcasting, production, and media services to individual and corporate clients. From 1982 to 1986, Mr. Hill was Executive Vice President, Broadcasting, of the PTL Television Network in Charlotte, North Carolina. His duties included manager of the television operations division and the satellite network division. He was the President of Sunrise Enterprises in Dallas, Texas, 1981 to 1982; President of Video Ventures, Inc. in Rocky Mount, North Carolina from 1978 to 1981; the Operations Manager of the Broadcast Division of the PTL Television Network in Charlotte, North Carolina from 1974 to 1977; and worked for Network Operations at Trinity Broadcasting in Santa Ana,
California during 1973. His history also has included serving as Operational Manager of Channel 16 in Greenville, South Carolina, 1973; and Production Supervisor/Television Director for the Christian Broadcasting Network ("CBN") from 1966 to 1972. His television network clients include NBC, ABC, CBS, ESPN,
CBN, PTL, TBN and SHOWTIME. He is a veteran of television broadcasting and is one of the pioneers of Christian television and international satellite technology. This involves consulting on total media image to the design of facilities and training of both technical and creative personnel to networks operations. He has had hands-on experience in every aspect of media presentation, television management, and production. As a successful television director, he has created many daily syndicated programs and international ministries programs and traveled around the world, producing documentaries and special events, providing consulting services to various major ministries, and creating programming for national cable networks.

Pastor Randall Worley has been involved in full-time Pastoral and itinerate ministry for the last 22 years. In 1991, he became the Pastor of Lifespring Church in Charlotte, North Carolina. Under his leadership, the congregation has gown from 18 to several hundred and the ministry has expanded to include a 40-acre church campus with over 40,000 square feet of facilities, where he founded and developed a curriculum for a two-year School of Ministry to develop pastors and leaders. Many graduates have gone on to serve in various places in the world as pastors, evangelists, and missionaries. Pastor Worley has traveled extensively in the United States, speaking in churches, conferences, and leadership seminars. He also serves as an overseer to many churches in the United States and abroad. His involvement with missions has taken him to eight Countries on four continents. Pastor Worley's audio teaching tapes and newsletters have been distributed throughout the world. He has been awarded a B.A. Degree in Bible Studies from East Coast Bible College and a Master's Degree in Education from Winthrop University.

Carl Thompson was the co-founder of AmeriVision Communications, Inc. in 1991 and he served as Co-Chief Executive Officer from 1991 until his resignation in 1998. Under Mr. Thompson's leadership, AmeriVision and its affiliate, LifeLine Communications, grew to revenues of over $120,000,000 and contributed more than $45 million to nonprofit organizations and charities nationwide (more than $1,000,000 to pro-family organizations, Christian ministries, and conservative causes). This exponential growth, with over 1,200 shareholders, made AmeriVision a leader in the "Affinity Marketing" of long distance and other telecommunications services to individuals and organizations that support strong family values such as Concerned Women for American, Christian Broadcasting Network, Trinity Broadcasting Network, and Christian Coalition. Also, markets AmeriVision served under the LifeLiner Service Mark, while donating approximately 10% of designated revenues to organizations and churches supporting AmeriVision's strong family values. This makes AmeriVision the largest affinity-based marketing reseller of telecommunications services to nonprofit organizations in the Series B Common shared states. Mr. Thompson's resignation was based upon his belief that AmeriVision was deviating from its Kingdom of Christ mission, including a dedication to multi-racial support. Since 1998, Mr. Thompson has been involved in the development of over 135 acres in the Edmond, Oklahoma residential suburb in what he designated The Eagle's Cove, a private estate community with multi-million dollar homes on two to three acres.

Mark D. Hanby, II has been an Area Developer for the national chain of Schlotzsky's Restaurant in Arizona, California, Kentucky and Tennessee. During his tenure, since 1992, he has been responsible for and contributed to the strategic planning, development, and opening of over 70 new Schlotzsky's Restaurants. In his former state territory, from 1989 to 1992, he served as Vice President of Marketing for Pace Setters Seminars of America. He attended Dallas Baptist University.

Reverend Dale C. Bronner is the Founder and Senior Pastor of Word of Faith Family Worship Center, a seven-year-old interdenominational ministry thriving with more than 3,500 members. He is the author of numerous articles for the Atlanta Metro Newspaper and Upscale Magazine, a contributing writer for the books Man Power and Failure-The Womb of Success, and is the author of the book entitled Get a Grip. He ministers to the Atlanta area via a daily telecast on the Atlanta Inter-Faith Network and via a daily radio broadcast on "Love 86" (860 am). Rev. Bronner serves on the Board of Governors for the Christian Men's Network and is a member of the American Association of Christian Counselors, the Board of Directors, and is part owner of Bronner Brothers Manufacturing Company, a multi-million dollar family-owned corporation that has been in the hair care business for over fifty years. He is a graduate of Morehouse College, where he finished as the top student in the field of religion. He is presently working towards his Doctor of Ministry Degree from Christian Life School of Theology.

Marc Harris is the founder and President of Pinnacle Entertainment and President and CEO since 1997, and has a 13-year history in the music entertainment industry. Marc has performed on, written, arranged, and produced prerecorded music in excess of thirty albums throughout his career. These albums have generated over $35 million dollars in revenue for such companies as Sony, Arista, Capitol, MCA-Universal, Warner Bros., Atlantic, EMI, Benson, Sparrow, AIR, Malaco, and Savoy Records. A variety of these projects have surpassed the "Gold" (500,000) and "Platinum" (1,000,000) sales levels, and earned industry recognition through Grammy, MTV, Soul Train, Stellar, and Dove Awards. Marc's in-depth musical knowledge, skills, and experience have resulted in his creative work being embodied into the works of such talented songwriters, producers, and artists as Kenneth "Baby Face" Edmonds, R. Kelly, Whitney Houston, Toni Braxton, Amy Grant, Michael McDonald, Kirk Franklin, Carmen, After 7, The Winans, BeBe & CeCe Winans, Yolanda Adams, Walter Hawkins, and The Clark Sisters.

Bishop Eddie L. Long has been the pastor of New Birth Missionary Baptist Church in Decatur, Georgia since 1987, during which time the congregation increased from 300 to approximately 24,000, with a 7,500 seat complex currently under construction in Lithonia, Georgia. This expansion includes television broadcasts on Trinity Broadcasting Network, ABC, BET, German television, and the United States Armed Forces station. He has been named as one of America's 125 most influential leaders. He is the founder and CEO of Faith Academy, New Birth's School of Excellence, the Vice Chairman of the Morehouse School of
Religion Board of Directors, and received the 1999 Legacy Award from Big Brothers Big Sisters of Metro Atlanta. Bishop Long is the author and producer of numerous series, as well as his publications: I Don't Want Delilah, I Need You, and Taking Over, books he has written about male/female relationships and about changing the traditional perspective of the church, respectively. Bishop Long has been awarded a B.A. Degree in Business Administration from North Carolina Central University and an M.A. Degree in Divinity from Atlanta's Interdenominational Theological Center. He has been awarded honorary doctorate degrees from this undergraduate college and from Beulah Heights Bible College, where he served as an adjunct professor.

Bishop Clarence E. McClendon, DD, currently serves as the Senior Pastor of the Church of the Harvest located in the inner city of Los Angeles with 12,000 members. He is the founder and president of Harvest Fire, Inc., a ministry that encompasses weekly national and international television and radio broadcasts accessible to 200,000,000 homes throughout North American, Europe, Africa, and South America. Bishop McClendon serves on the Bishop's Counsel of the Full Gospel Baptist Church Fellowship. He received his Doctorate of Divinity from the Baptist Christian University International of Orlando, Florida.

Bishop Earl Paulk is the Senior Pastor of the Cathedral at Chapel Hill in metro Atlanta, Georgia and he serves on the governing board of the International Charismatic Bible Ministries as a founding Trustee. He has also served on the Executive Committee of Churches United in Global Mission, founded by Robert Schuller. Locally, he serves on various boards, including the Atlanta Religious Mobilization Against Crime, and Tikkun Ministries, a Jewish ministry. Bishop Paulk has written over fifteen books on the role of the church in modern society. He serves as President of Earl Paulk Institute, the Cathedral's Bible School, which is a post-secondary school offering Bachelors and Associates degrees, as well as continuing education certificates. He holds a B.A. Degree from Furman University, a Master of Divinity Degree from Candler School of Theology at Emory University, a Doctor of Theology Degree, as well as a Doctor of Divinity Degree. He was named to the Office of Bishop in the International Communion of Charismatic Churches in 1982. Currently, Bishop Paulk is Presiding Bishop of the International Communion of Charismatic Churches.

Bishop Carlton Pearson is the Presiding Bishop of over 500 churches and ministries through the Azusa Interdenominational Fellowship of Christian Churches and Ministries and has pastored Higher Dimensions Family Church for over 18 years, which has a congregation of over 5,000 members, in Tulsa, Oklahoma. For more than twelve years, Bishop Pearson has been the host and overseer of the annual AZUSA Conferences, held each year in Tulsa, and AZUSA Coast-to-Coast Conferences across America. In 1997, AZUSA held its first International Conference in Durban, South Africa, and he is the founder and president of Higher Dimensions Ministries, a multi-faceted ministry. He is a Stellar Award-winner and Dove Award nominated recording artist, with three successful albums on the Warner Alliance record label, including Carlton Pearson and the Higher Dimensions Choir LIVE! and Carlton Pearson Live at Azusa. Carlton Pearson Live at Azusa 2; Precious Memories, won a Stellar Award for "Traditional Male Vocalist of the Year." His latest album, Carlton Pearson:
Live at Azusa 3: Reminding the Saints of the Hope, has just been released on the Atlantic Records label. Carlton serves on the Board of Regents at Oral Roberts University, and the Board of Trustees of the International Charismatic Bible Ministries. His weekly television program is "AZUSA - Your Best is Yet to Come."

Dale A. Allison, Jr. Mr. Allison is a graduate of Southern Illinois University (B.A.), University of Illinois Law School (J.D.) and Vision Christian University (D.Min). In 1990 he founded Beyth Anowth Ministries, Inc., a church support ministry. He spent over 25 years as a practicing attorney specializing in tax exempt, non-profit corporations until turning over all the legal aspect of Beyth Anowth Ministries to his son, Stephen, in 1997. Dr. Allison has served since 1997 as a strategist/consultant for the church in the latter days through Church and Ministry Consultants, a division of Beyth Anowth Ministries.

 A former prosecuting attorney in the State of Illinois, Dr. Allison serviced as General Counsel for evangelistic associations and various churches for over 16 years. He has taught in a Bible College for over nine (9) years and is an ordained minister of the Gospel.

   Dr. Allison currently serves as consultant to over seven hundred (700) churches.

Al Kasha. Mr. Kasha is a creative entertainment entrepreneur. He is currently working on an animated musical feature "The GREATEST KING" with David Foster. From 1992 to 1995, he was president of National General Records and was the co-founder and director of AFT-American Film Technologies. Between 1995 and 1998, he was the president of The Family Channel music division. Since 1998, Mr. Kasha has headed his own production firm, The Kasha Entertainment Company, which is a multi-faceted entertainment company. The company's activities include a wide variety of Broadway theatrical productions including Charles Aznavour's "ONE MAN SHOW," "AT WITS END," "SEVEN BRIDES FOR SEVEN BROTHERS" and "COPPERFIELD." The Kasha Entertainment Company also owns the rights to Cole Porter's "THE PIRATE" and "OUT OF THIS WORLD." Mr Kasha recently co-wrote the Broadway bound musical "ORDINARY GIRL" based on the life of and starring Donna Summer.

Jame Rousou. Mr. Rousou became U.K. managing director of Businessland in 1990. He successfully led a M.B.O. of the U.K. operations from its new owners J.W.P., Inc. in 1993 and sold the business on to Elcom, Inc. in 1995. He remained with the company as U.K. chief executive officer before becoming president and chief executive officer of Elcom's U.S. operations in Boston in 1996. During that time, Mr. Rousou was also a director and executive vice-president of the parent company, Elcom International Inc. Mr. Rousou retired from Elcom at the end of 1999.

Mr. Rousou was educated at the London School of Economics and is a Fellow of the Institute of Chartered Accountants of England and Wales.

Mark Jackson. Mr. Jackson is a graduate of St. Vincent's College with a degree in communications. Mr. Jackson is currently a member of the New York Knicks having played in the NBA for 15 years with the Knicks, Pacers, Nuggets, Clippers and Raptors. Mr. Jackson is currently the co-owner of Player's Wear International, a sports clothing company and the founder of Mark Jackson Foundation for Wheelchair Sports.

Carl  Williams.   From  January  1992  to July 1998, Mr. Williams was an account executive for Coca-Cola USA. From July 1998 to March 2000, Mr. Williams was executive director of Higher Dimensions, Inc. From March 2000 to present, Mr. Williams has been the chief operating officer of PromiseVision Technology, a long distance telephone service provider. From Marc Mr. Williams graduated from Texas Southern University with a Bachelor of Arts in Biology.

Reggie White is known throughout the world of professional football as one of America's all time, leading defensive end professional football players, having resigned his professional football career with the Green Bay Packers (after 17 years in professional football) to pursue his business interests. His list of honors as a professional football player are almost too numerous to mention, but include the 1992 Byron "Wizard" White Humanitarian Award, the 1996 Simon Wiesenthal Center's Tolerance Award, and the 1996 Jackie Robinson Humanitarian Award. Reggie and his wife, Sara, founded Urban Hope, a non-profit foundation that they describe as an Economic Development Ministry where they pioneered the first Intracity Community

Development Bank. He starred as the lead in the movie "Reggie's Prayer," appeared in an episode of "Touched By An Angel," and has been a national media spokesman for a Fortune 500 food distributor. He is well known for saying, "I don't want to be a role model. A role model can be a good role model or a bad role model. I want to be a hero. A hero is someone who lives it rather than talks about it all the time." Reggie White is a graduate of the University of Tennessee.

National Executive Council. Kingdom Vision has a National Executive Council to give guidance for their ministries, initially consisting of the following individuals, giving Kingdom Vision a national presence in the Christian Ministry.

Ilene Andrews                 Administrator, Mark Hanby Ministries
                              Chattanooga, Tennessee
Dean Baubach                  Secretary/Financial Advisor,
                              Mark Hanby Ministries,
                              Chattanooga, Tennessee
Pastor Robert Gonzalez        House to House Ministries,
                              Temecula, California
Fred Hammond                  Pres. & CEO, Face-to-Face Productions,
                              Southfield, Michigan
Pastor Kimble Knight          Cool Springs Church,
                              Brentwood, Tennessee
Bishop Adolph Ludd            Christian Tabernacle World Ministries,
                              Federal Way, Washington
 Anna McCoy                   CEO, RMC Group,
                              New York, NY
Bishop Andrew Merritt         Straight Gate Church,
                              Detroit, Michigan
Marva Mitchell                Revival Center Ministries,
                              Dayton, Ohio
Don Nori                      President, Destiny Image Publishing,
                              Shippensburg, Pennsylvania
Dell Sanchez                  The Life Chapel,
                              San Antonio, Texas
Bishop Thomas Weeks           Greater Bethel Apostolic Temple,
                              Wilmington, Delaware

Remuneration.   For the year ended December 31, 2000, cash compensation was paid to  the  following  executive  officers.

   Randall  Worley               $18,000
   President

   Mark  D  Hanby  II           $116,500
   Executive  V.P.
   Chief  Operation  Officer

   Arlen  Best                   $12,500
   Executive  V.P.
   Marketing/Public  Relations

Additionally,  Kingdom Vision paid The Broadcast Group, Inc. $87,000 during 2000
for  services rendered.   Dale Hill, executive vice president of Kingdom Vision,
is  the  president  of  The  Broad  Cast  Group,  Inc.

Employee Incentive Stock Option Plan. The shareholders and the directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B common shares to be reserved for issuing to key executives, employees and consultants pursuant to the Plan. Up to 2,500,000 options may be granted. The Board of Directors plans to elect a compensation committee to award the options from time to time. Committee members may not be grantees while serving.


                             PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the common stock of Kingdom Vision by each of Kingdom Vision's directors and executive officers, and as a group. The beneficial owner has sole voting and investment power with respect to the Securities indicated.

As of March 31, 2001, there were 2,000,000 Series A common shares and 15,042,630
Series  B  common  shares  outstanding.   There  are  no  Series  KV  preferred
outstanding.

The following tabulates holdings of Series A and B common shares of Kingdom (on a fully diluted basis) by each person who, subject to the above at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the Series A and B common shares and, in addition, by all directors and officers of Kingdom Vision individually and as a group.

                                                                   Percentage
                                         Number  &  Class         of Series B
Name  and  Address                           of  Shares         Prior to
offering

Beyth  Shan  Foundational  Ministries(2)  2,130,000  Series  B       14.17%
P.O.  Box  8093                           1,200,000  Series  A       60.00%
Chattanooga,  TN  37414

Dale  Hill                                  500,000  Series  B        3.33%
P.O.  Box  6986                             400,000  Series  A       20.00%
Chesapeak,  VA  23323

Eddie  Long                                 425,000  Series  B        2.83%
2778  Snapfinger  Road
Decatur,  GA  30034

Randall  Worley                             400,000  Series  B        2.83%
9149  Henry  Harris  Road                   200,000  Series  A       10.00%
Ft.  Mill,  SC  29715

Carl  Thompson                              400,000  Series  B        2.66%
3600  Eagles  Landing
Jones,  OK  73049

Mark  Hanby  II                             400,000  Series  B        2.66%
3752  E.  Tanglewood                        200,000  Series  A       10.00%
Phoenix,  AZ  85048

Dale  Bronner                               362,500  Series  B        2.41%
8959  Peach  Ct.
Jonesboro,  GA  30236-5359

Earl  Paulk                                 312,500  Series  B        2.08%
1000  Cathedral  Place
Decatur,  GA  30034

Clarence  McClendon                         300,000  Series  B        2.00%
2600  South  Labrea  Avenue
Los  Angeles,  CA  90016

Marc  Harris                                250,000  Series  B        1.66%
438  English  Ivy  Drive
Nashville,  TN  37211

Carlton  Pearson                            275,000  Series  B        1.83%
8621  South  Memorial  Drive
Tulsa,  OK  74133-4308

Dale  A.  Allison,  Jr.                     160,000  Series  B        1.06%
P.O.  Box  895
Blairsville,  Georgia  30514-0895

Al  Kasha                                         0  Series  B        0.00%
2029  Coldwater  Canyon  Drive
Beverly  Hills,  CA  90210

James  Rousou                             1,250,000  Series  B        8.31%
Knightrider  House
Knightrider  Street
Maidstone,  Kent
United  Kingdom  ME156LU

Mark  Jackson                               500,000  Series  B        3.33%
20700  Venture  Boulevard  #240
Woodland  Hills,  CA  91364

Carl  Williams                                    0  Series  B        0.00%
1309  Fox  Lake  Lane
Edmond,  Oklahoma  73034

Reginald  White                              50,000  Series  B        0.32%
17235  Conner  Quay  Count
Cornelius  NC  28031

All  Directors  &  Officers
as  a  group  (17  persons)               7,677,500  Series  B       51.07%

-------------------

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security, whether through a contract, arrangement, understanding, relationship, or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

The Beyth Shan Foundational Ministries also own 1,200,000 shares of the Series A common shares; Dale Hill owns 400,000 (20%), and Randall Worley and Mark D. Hanby, II each own 200,000 shares (10%). The Series A shares are junior to the Series B common shares in distribution of dividends and assets.

We do not know of any arrangements, including any pledge by any personnel, which would result in the change and control of Kingdom Vision.

All of the above shares have been issued for services rendered in lieu of payment of cash received by the recipient and in lieu of cash payments made by the recipients.


                                INDEMNIFICATION

Our bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933. The Colorado Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the company. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Colorado law are met, officers, directors, employees, and agents of Kingdom Vision may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company. Kingdom Vision has been advised that in the opinion of the Securities and Exchange
Commission, such indemnification is against public policy and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

Kingdom Vision has recorded the sum of $10,000 paid for the initial preparation of the private placement memorandum by Carl Thompson, a member of the board of directors, properly recorded as legal expense and shareholder payable on the balance sheet.

We  paid  $130,000  to  the  ministry  of  Beyth Shan Foundational Ministries, a principal stockholder for the construction of a production facility. This production facility will be owned by the principal stockholder and be utilized by us for television programming production purposes. Kingdom Vision has broadcast from the Beyth Shan facilities live 'father-son' meetings hosted by Dr. Mark Hanby in June, 2001, and will be broadcasting further 'father-son' meetings in

August, September and November, 2001. The Board of Directors has authorized us to expend an additional $370,000 for the construction of this facility and purchase of equipment to be used at this facility. The monies that have already been expended have completed the production studio and allow for the broadcast of programs live from the facility. The additional building, which will house the 'Christian Congress', will meet in sessions broadcast live by Kingdom Vision in accordance with the agreement between Kingdom Vision and Beyth Shan. This new program will not be available until 2002 or 2003.

We paid a total of $10,800 to Dr. Mark Hanby, a member of the board of directors and Church Ministries Consultants, a company controlled by Dale A. Allison, Jr., a member of the board of directors for consulting services provided to us.

We paid program development expenses, equipment rental, contract labor, travel and other related expenses of $191,000 to the Broadcast Group and Promise Vision Technology, Inc., two organizations affiliated with certain members of management.

We intend to lease equipment from one of our executive officers, Dale Hill, CEO of The Broadcast Group which is responsible for getting the network up and running technically. Mr. Hill shall receive lease payments based on prevailing industry rates, negotiated on an as needed basis. Once the network is on the air, Kingdom Vision will be hiring its own technicians to operate and maintain the equipment used in the operation of the network. No other continuing relationship thereafter is contemplated with the exception that Mr. Hill will be joining Kingdom Vision as its technical overseer.

                        DESCRIPTION OF COMPANY SECURITIES

Kingdom Vision is authorized to issue 20,000,000 Series A common shares, no par value per share, 80,000,000 Series B common shares, no par value per share, and 25,000,000 preferred shares. As of March 31, 2001, there are 2,000,000 Series A common shares outstanding, 15,042,630 Series B common shares outstanding, and no shares of preferred stock have been issued.

Common  Stock

The holders of the Series A common shares are entitled to ten votes per share and the holders of Series B common shares are entitled to one vote per share with respect to all matters on which holders of Kingdom Vision's common stock are entitled to vote. However, they are junior in priority to the Series B common shares and the Series B shareholders must receive an amount equal to the initial purchase price of their shares before the Series A shareholders share pro-ratably in any dividends or distribution of assets. Holders of the Series B common shares have the right to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of Kingdom Vision available for distribution to holders of shares of Series B common shares upon liquidation, dissolution, or winding up of the affairs of Kingdom Vision. Holders of common stock do not have preemptive, subscriptive, or conversion rights. The common stock does not have cumulative voting rights.

Preferred  Stock

Kingdom Vision's articles of incorporation authorize the issuance of 25,000,000 shares of no par value preferred stock. The board of directors of Kingdom Vision are authorized to issue the preferred stock from time to time in series and are further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

Series KV voting preferred shares have one vote per Series KV voting preferred share. The Series KV voting preferred shares do not have dividend preferences
or  liquidation  preferences.   Each  Series  KV  voting  preferred  share  is
convertible into one Series B common share fourteen months after the effective date of the registration statement.

Warrants. Subsequent to December 31, 2000, the Company issued warrants to purchase 1,200,000 Series A common shares and 6,400,000 Series B common shares to certain members of management and the Board of Directors. The warrants are exercisable at prices that range from $.02 to $.40 per Series A or Series B common share and expire five years from date of issuance.

Transfer  Agent.   Corporate  Stock  Transfer  of  Denver,  Colorado acts as the transfer  agent  for  Kingdom  Vision.

                                  LEGAL MATTERS

All legal matters with respect to the issuance of the securities offered hereby will be passed upon by the law firm of Stephen T. Allison, Blairsville, Georgia.

There is no litigation pending or, to our knowledge, threatened to which the property of Kingdom Vision is subject or to which Kingdom Vision may be a party. No such proceedings are known to be contemplated by governmental authorities or any other parties.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective February 1, 2001, the board of directors of Kingdom Vision decided it no longer needed the services of John M. Arledge & Associates, Inc., as Kingdom
Vision's  independent  public  accountants.   The  decision  to  use  another
accounting firm was made due to the accounting specialization needed for Kingdom Vision as a public company.

     John M. Arledge & Associates, Inc. report on the financial statements of Kingdom Vision from inception to March 8, 2000, neither contained an adverse opinion or disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principles other than a going concern qualification.

     From inception to March 8, 2000, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure and there were no "reportable events" with John M. Arledge & Associates, Inc.

     Accordingly, John M. Arledge & Associates, Inc. has not advised Kingdom Vision of

   - the absence of the internal controls necessary for the Registrant to develop reliable financial statements;

   - any information which would cause John M. Arledge & Associates, Inc. to no longer rely on management's representations, or that would cause John M. Arledge & Associates, Inc. to be unwilling to be associated with the financial statements prepared by management;

   - any need to expand significantly the scope of its audit, or any information that if further investigated may
         - materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or any financial statements for any fiscal period subsequent to the date of the most recent financial statements covered by an audit report or

         - cause it to be unwilling to rely on management's representations or be associated with the registrant's financial statements;

   - any action, due to the resignation of John M. Arledge & Associates, Inc. or otherwise, not to the expand the scope of its audit or conduct further investigation; and

   - any information that has come to the attention John M. Arledge & Associates, Inc. that it has concluded materially impacts the fairness or reliability of either
           - a previously issued audit report or the underlying financial statements, or

           - any financial statements issued or to be issued covering any fiscal period subsequent to the date of the most recent financial statements covered by an audit report.

Effective February 12, 2001, the board of directors of Kingdom Vision engaged the accounting firm of Hogan & Slovacek as principal accountants of Kingdom Vision for the period from inception to December 31, 2000.

                                    REPORTS

Pursuant to the Rules and Regulations of the Securities and Exchange Commission, we will provide our Investors with Annual Reports containing audited financial statements, together with Quarterly

Reports containing unaudited financial statements and Interim Reports containing information regarding relevant information about the operations of Kingdom Vision.

                              FINANCIAL STATEMENTS

Independent  Auditors'  Report  dated  May  22,  2001
Balance Sheet as of December 31, 2000, March 31, 2001 (unaudited) and March 31, 2000 (unaudited)
Statement  of  Operations  for  the  period  from  March  3,  2000  (date  of inception) to December 31, 2000, three months ended March 31, 2001 (unaudited), inception (March 3, 2000) to March 31, 2000 (unaudited) and inception (March 3, 2000 to March 31, 2001 (unaudited)
Statement  of  Stockholders'  Equity  for  the  period  from  March  3,  2000
    (date of inception) to December 31, 2000, three months ended March 31, 2001 (unaudited) and three months ended March 31, 2000 (unaudited)
Statement  of  Cash  Flows  for  the  period  from  March  3,  2000  (date  of inception) to December 31, 2000, three months ended March 31, 2001 (unaudited), inception (March 3, 2000) to March 31, 2000 (unaudited) and inception (March 3, 2000 to March 31, 2001 (unaudited)
 Notes  to  Financial  Statements  -  Inception  (March  3,  2000)  to  December
    31,  2000

INDEPENDENT  AUDITORS'REPORT



To  the  Board  of  Directors
Kingdom  Vision  Network,  Inc.


We have audited the accompanying balance sheet of Kingdom Vision Network, Inc. (a Colorado corporation) as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the period from March 3, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingdom Vision Network, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period from March 3, 2000 (date of inception) to December 31, 2000, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming Kingdom Vision Network, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding this matter are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


HOGAN  &  SLOVACEK




May  22,  2001
Oklahoma  City,  Oklahoma

                          KINGDOM VISION NETWORK, INC.
                          (A Development Stage Company)
                                 Balance Sheets
                                December 31, 2000

                                     ASSETS

                                                       (Unaudited)  (Unaudited)
                                         December 31,    March 31,    March 31,
                                            2000           2001         2000
Current  Assets:                         -----------   -----------   ----------
Cash                                     $   21,555    $   73,083     $ 136,860
Accounts  receivable  -  employee             5,875         5,875             -
Prepaid  expenses                            20,803        30,929        34,108
                                         ----------    ----------     ---------
Total  Current  Assets                       48,233    $  109,887     $ 170,968

Property  and  equipment,  net              129,693       141,407             -
Deposits                                    236,743       236,743             -
Other  Assets                               130,000       145,000             -
                                         ----------    ----------     ---------
Total  Assets                            $  544,669    $  633,037     $ 170,968
                                         ==========    ==========     =========

LIABILITIES  AND  STOCKHOLDERS'  EQUITY

Current  Liabilities:
Accounts  payable                        $   43,793    $   43,146     $       -
Accrued  interest  payable                      490           490             -
Capital  lease  obligation,  current          2,840         2,840             -
                                         ----------    ----------     ---------

Total  Current  Liabilities                  47,123        46,476             -
                                         ----------    ----------     ---------

Note  payable  -  stockholder                10,000        10,000        10,000
Capital  lease  obligation,  long-term        9,862         9,152             -
                                         ----------    ----------     ---------
Total  Liabilities                           66,985        65,628        10,000
                                         ----------    ----------     ---------
Commitments  and  contingencies                   -             -             -

Stockholders'  Equity:
Common stock, valued at amount paid in:
Class  A,  no  par  value,  20,000,000
   shares  authorized, 2,000,000  shares
   issued  and  outstanding                  20,000       20,000         20,000
Class  B,  no  par  value.  80,000,000
   shares  authorized, 11,976,380,
   15,042,630  and  6,601,250  shares
   issued  and  outstanding  at
   December 31, 2000, March 31, 2001,
   and  March  31,  2000                  2,347,852    3,574,352        197,800
Preferred  Stock,  no  par  value,
   25,000,000  shares authorized,
   none  issued                                   -            -              -
Deficit  accumulated  in
   development  stage                    (1,890,168)  (3,026,943)       (56,832)
                                         ----------   ----------       --------
Total  Stockholders'  Equity                477,684      567,409        160,968
                                         ----------   ----------       --------
Total Liabilities and Stockholders'
   Equity                                $  544,669   $  633,037       $170,968
                                         ==========   ==========       ========



        The accompanying notes are an integral part of these statements.

                          KINGDOM VISION NETWORK, INC
                          (A Development Stage Company)
                            Statements of Operations
       Period From March 3, 2000 (Date of Inception) to December 31, 2000

                            March  3,  2000         (Unaudited)
(Unaudited)        (Unaudited)
                              (Inception)           Three Months
Inception          Inception
                          to December 31, 2000   Ended March 31, 2001   to March
31,2000   to March 31, 2001
                          --------------------   --------------------
----------------   -----------------
Revenue:
Interest  income              $     7,954            $    1,594            $
 249          $    9,548
Other  income                       3,070                     -
   -               3,070
                               ----------             ---------
---------           ---------
Total  revenue                     11,024                 1,594
 249              12,618
                               ----------             ---------
---------           ---------
Operating  Expense:
Program  development              661,399               527,247
   -           1,188,646
General and administrative        281,842               229,209
   -             511,051
Contract  labor                   276,610                86,100
27,000             362,710
Rent                              114,773                46,832
   -             161,605
Professional  services            189,219               120,022
30,000             309,241
Provision to write off
  bad debt                        104,000                     -
   -             104,000
Realized loss on investment        30,000                     -
   -              30,000
Travel                             95,967                61,268
   -             157,235
Marketing  and  selling            73,934                19,349
   -              93,283
Other                              73,448                48,342
  81             121,790
                               ----------             --------
---------           ---------
Total  operating  expenses      1,901,192             1,138,369
57,081           3,039,561
                               ----------             ---------
---------           ---------
Loss before provision for
  income  taxes                (1,890,168)           (1,136,775)
(56,832)         (3,026,943)

Provision  for  income  taxes           -                     -
   -                   -
                               ----------             ---------
---------           ---------
Net  loss                     $(1,890,168)          $(1,136,775)           $
(56,832)        $(3,026,943)
                               ==========             =========
=========           =========

Net loss per common share:
Basic                         $      (.28)          $     (0.07)           $
(0.01)
                               ==========             =========
=========
Average common shares
  outstanding                   6,812,947            15,738,936
6,526,896
                               ==========            ==========
=========

        The accompanying notes are an integral part of these statements.

                          KINGDOM VISION NETWORK, INC
                          (A Development Stage Company)
                       Statements of Stockholders' Equity
       Period From March 3, 2000 (Date of Inception) to December 31, 2000

                                         Common Stock
Preferred  Stock
                           --------------------------------------------
----------------
                               Series  A               Series  B
               Retained        Total
                           -----------------    -----------------------
               Earnings     Stockholders'
                            Shares    Amount       Shares      Amount
Shares    Amount     (Deficit)       Equity
                            ----------------       ------------------
----------------     ---------    -------------
Balance, March 3, 2000          -     $     -             -   $        -
 -   $    -     $      -   $         -
Issuance  of  common
  Stock for services
   3/3/2000 $.01/share     2,000,000   20,000             -            -
 -        -            -        20,000

   4/1/2000 $.40/share             -        -       160,000       64,000
 -         -           -        64,000

Issuance of common
  Stock for cash at:
   3/3/00 - 3/8/00
    $.01 per share                 -        -     2,130,000       21,300
 -        -            -        21,300
   3/3/00 - 3/8/00
    $.02 per share                 -        -     3,700,000       74,000
 -        -            -        74,000
   3/3/00 - 3/8/00
    $.10 per share                 -        -       645,000       64,500
 -        -            -        64,500
   3/3/00 - 3/8/00
    $.15 per share                 -        -        50,000        7,500
 -        -            -         7,500
   3/9/00 - 12/31/00
    $.40 per share                 -        -     5,291,380    2,116,552
 -        -            -     2,116,552

Deficit accumulated in
   development stage               -        -             -            -
 -        -   (1,890,168)   (1,890,168)
                           ---------   ------    ----------    ---------
-----   -------   ---------     ---------
Balance, December
   31, 2000                2,000,000  $20,000    11,976,380   $2,347,852
-   $     -   (1,890,168)   $  477,684
                           =========  =======    ==========   ==========
====   =======    =========     =========

Three  Months  Ended  March  31,  2001  (Unaudited):

                                         Common Stock
Preferred  Stock
                           --------------------------------------------
----------------
                               Series  A               Series  B
               Retained        Total
                           -----------------    -----------------------
               Earnings     Stockholders'
                            Shares    Amount       Shares      Amount
Shares    Amount     (Deficit)       Equity
                            ----------------       ------------------
----------------     ---------    -------------
Balance December 31, 2000  2,000,000  $20,000   11,976,380    $2,347,852
-   $     -    $(1,890,168) $  477,684

Issuance  of  common
  Stock  for  cash
   1/1/01 - 3/31/01
    $.40  per  share               -        -    3,066,250     1,226,500
-         -             -    1,226,500
Deficit accumulated in
   Development  stage              -        -            -             -
-         -    (1,136,775)  (1,136,775)
                           ---------   ------   ----------      --------
------    ------    ----------    ---------

Balance at March 31,
   2001                    2,000,000   $20,000  15,042,630    $3,574,352
-         -   $(3,026,943)  $  567,409
                           =========    ======  ==========    ==========
======    ======    ==========    =========

Period  from  March  3,  2000 (Date of Inception) to March 31, 2000 (Unaudited):

                                         Common Stock
Preferred  Stock
                           --------------------------------------------
----------------
                               Series  A               Series  B
               Retained        Total
                           -----------------    -----------------------
               Earnings     Stockholders'
                            Shares    Amount       Shares      Amount
Shares    Amount     (Deficit)       Equity
                            ----------------       ------------------
----------------     ---------    -------------
Balance at Inception               -   $     -           -    $        -
-   $     -     $       -  $         -
    (March  3,  2000)

                                         Common Stock
Preferred  Stock
                           --------------------------------------------
----------------
                               Series  A               Series  B
               Retained        Total
                           -----------------    -----------------------
               Earnings     Stockholders'
                            Shares    Amount       Shares      Amount
Shares    Amount     (Deficit)       Equity
                            ----------------       ------------------
----------------     ---------    -------------
Issuance  of  common
   Stock  in  exchange
   for  services           2,000,000    20,000           -             -
-         -             -       20,000

Issuance  of  common
  Stock  for  services:
   3/3/00 - 3/8/00
    $.01  per  share               -         -   2,130,000        21,300
-         -             -       21,300
   3/3/00 - 3/8/00
    $.02  per  share               -         -   3,700,000        74,000
-         -             -       74,000
    3/3/00 - 3/8/00
     $.10  per  share              -         -     645,000        64,500
-         -             -       64,500
   3/3/00 - 3/8/00
    $.15  per  share               -         -      50,000         7,500
-         -             -        7,500
   3/9/00 - 3/31/00
    $.40  per  share               -         -      76,250        30,500
-         -             -       30,500

Deficit accumulated in
   Development stage               -         -           -             -
-          -      (56,832)     (56,832)
                           ---------    ------   ---------    ----------
-------     ------      -------    ---------
Balance at March 31,
   2000                    2,000,000   $20,000   6,601,250      $197,800
-          -     $(56,832)   $  160,968
                           =========    ======   =========      ========
=======      ======     ========    =========


        The accompanying notes are an integral part of these statements.

                          KINGDOM VISION NETWORK, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
       Period from March 3, 2000 (Date of Inception) to December 31. 2000


(Unaudited)        (Unaudited)
                            March  3,  2000         (Unaudited)
Inception          Inception
                              (Inception)           Three Months         (March
3, 2000)    (March 3, 2000)
                          to December 31, 2000   Ended March 31, 2001   to March
31,2000   to March 31, 2001
                          --------------------   --------------------
----------------   -----------------
Cash  Flows  from
   Operating Activities:

Net  loss                     $(1,890,168)           $(1,136,775)            $
(56,832)       $(3,026,943)
Adjustments  to  reconcile
   net loss to net cash used
   in operating activities:
Depreciation                        6,462                  5,865
    -             12,327
Realized loss on investment        30,000                      -
    -             30,000
Provision to write off
   bad  debt                      104,000                      -
    -            104,000
Stock issued in exchange
   for  services                   84,000                      -
20,000             84,000
Changes in operating assets
   and  liabilities:
   (Increase) in accounts
     receivable - employee         (5,875)                     -
    -             (5,875)
   (Increase) in prepaid
     expenses                     (20,803)               (10,126)
(34,108)           (30,929)
   (Increase) in other assets    (130,000)               (15,000)
    -           (145,000)
   (Increase) in deposit         (236,743)                     -
    -           (236,743)
    Increase (Decrease) in
      accounts  payable            43,793                   (647)
    -              43,146
    Increase in accrued
      interest  payable               490                      -
    -                 490
                               ----------             ----------
---------          ----------
Net  cash  (used  in)
   operating activities        (2,014,844)            (1,156,683)
(70,940)         (3,171,527)
                               ----------             ----------
---------          ----------

Cash  Flows  from
 Investing  Activities:

Issuance of note receivable      (104,000)                     -
    -            (104,000)
Purchase  of  investment          (30,000)                     -
    -             (30,000)
Purchase  of  property
   and  equipment                (121,955)               (17,579)
    -            (139,534)
                              -----------             ----------
---------          ----------
Net cash (used in)
   investing activities          (255,955)               (17,579)
    -            (273,534)
                              -----------             ----------
---------          ----------
Cash Flows from Financing
   Activities:

Proceeds from note payable
   issued to stockholder           10,000                      -
10,000              10,000
Payments on capital lease
   obligation                      (1,498)                  (710)
    -              (2,208)
Proceeds from issuance of
   common  stock                2,283,852              1,226,500
197,800           3,510,352
                              -----------              ---------
---------          ----------
Net cash provided by
   financing activities         2,292,354              1,225,790
207,800           3,518,144
                              -----------              ---------
---------          ----------
Net  increase  in  cash            21,555                 51,528
136,860              73,083

Cash,  beginning  of  period            -                 21,555
    -                   -
                              -----------              ---------
---------          ----------
Cash,  end  of  period        $    21,555              $  73,083            $
136,860         $    73,083
                              ===========              =========
=========          ==========

Supplemental Disclosure of
   Non-Cash  Investing  and
   Financing  Activities:

Capital lease obligation
   Incurred for purchase
   of  equipment              $    14,200              $       -             $
    -         $         -
                              ===========              =========
=========         ===========
Stock issued in exchange
   for  services:
     Series A common stock    $    20,000              $       -             $
20,000         $    20,000
     Series B common stock         64,000                      -
    -              64,000
                              -----------              ---------
---------         -----------
                              $    84,000              $       -             $
20,000         $    84,000
                              ===========              =========
=========         ===========


          The accompanying notes are integral part of these statements.

                          KINGDOM VISION NETWORK, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
             March 3, 2000 (Date of Inception) to December 31, 2000

1.   GOING  CONCERN

As reflected in the accompanying financial statements, the Company incurred a net operating loss of $1,890,168 for the period from March 3, 2000 (date of inception) to December 31, 2000. The Company has relied entirely upon equity financing with stockholders to fund the operations through December 31, 2000. The ability of the Company to continue as a going concern is dependent upon establishing its television network, developing sales and obtaining additional capital and financing. Management is currently working on obtaining financing for its future operations and estimates that this will enable the Company to operate at a profitable level (See Note 10).

2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Organization
Kingdom Vision Network, Inc. (the 'Company') was incorporated under the laws of the state of Colorado on March 3, 2000. The Company's primary business is developing and providing Christian-based television programming. The Company's fiscal year end is December 31.

Basis  of  Accounting
The Company prepares its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles. Accordingly, revenues are recognized when earned and expenses are recognized when incurred.

Cash  and  Cash  Equivalents
For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property  and  Equipment
Property and equipment, including leasehold improvements, are recorded at cost and depreciated using the straight-line method over estimated useful lives of five to fifteen years. Maintenance and repairs are charged to operations when incurred.

Use  of  Estimater  Io  Preparation  of  Financial  Statements
The preparation of financial statements on the accrual basis of accounting requires management to make estimates and assumptions that affect certain reported amount, and disclosures. Accordingly, actual results may differ from those estimates. These estimates include estimating the useful lives of property and equipment used to calculate depreciation.

Income  Taxes
The Company is organized as a C corporation and is subject to both federal and state income taxes. No provision for income taxes has been recorded at this time.

Net  Loss  Per  Common  Share
Basic net income(loss) per common share is computed by dividing income (loss) attributable to common stock by the weighted average number of shares outstanding for the period. Dilutive net income(loss) per common share is not considered as the Company does not have any potential dilution of common shares as of December 31, 2000.

3.  DEVELOPMENT  STAGE  OPERATIONS

The Company was formed on March 3, 2000. Operations to date have been devoted primarily to raising capital, obtaining financing, program development, marketing and advertising, and administrative functions. The Company has not received any revenues from the sale of its products or services. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

4.  PROPERTY  AND  EQUIPMENT

A  summary  of  property  and  equipment  at  December  31, 2000, is as follows:

Leasehold  improvements                                 $ 45,258
Equipment                                                 71,983
Furniture  and  fixtures                                  18,914
                                                        --------
                                                         136,155
Accumulated  depreciation                                 (6,462)
                                                        --------
                                                        $129,693
                                                        ========

5.   NOTE  RECEIVABLE

During 2000, the Company advanced to ISP Live.com (ISP), and Internet service provider, a $104,000 note receivable to facilitate the development of the
Company's Internal portal. According to representations by management of the Company and review of unaudited financial statements of ISP, ISP was experiencing significant financial and operational problems as of December 31, 2000. Based upon these concerns, collection of the note receivable became uncertain. Accordingly, the balance of the note receivable was written-off through a provision for bad debts as of December 31, 2000.

6.    INVESTMENT

In 2000 the Company entered into an agreement with ISP to provide Internet portal use and services for the Company. The Company agreed to provide funding and other business assistance to ISP in exchange for such services and a percentage of the gross profits from ISP. Additionally, the Company purchased a 9% interest in the common stock of ISP, which was recorded at cost, with an option to purchase up to 30% within two years of the date of the agreement. As discussed in Note 5, ISP discontinued operations during 2001. Based upon the Company's concerns regarding management and operation of ISP as of December 31, 2000, as well as review of unaudited financial statements, the Company has recognized a loss of $30,000 on the investment in the accompanying financial statements.

7.  DEPOSITS

The Company entered into an agreement with Chameleon Communications Group, Inc. on May 23, 2000 to obtain C-Band transponder capacity service on the Telstar 7 Satellite to be used for satellite transmission of the Company's television programming. The term of this agreement is from August 1, 2000 through July 31, 2005 and requires payments of $105,000 per month for the first six months of service, $160,000 per month for the remaining 54 months of service and $15,000 per month for equipment for the 60-month term. The agreement also requires a deposit of $375,000 to be applied to the last three months of the contract unless renewed at that time. For the year ended December 31, 2000, the Company had paid $215,000 of the required deposit of $375,000.

8.  OTHER  ASSETS

Other assets include amounts paid to Beyth Shan Foundational Ministries (the "Ministry"), a principal stockholder of the Company, to build a studio at the Ministry's Chattanooga, Tennessee facility. In accordance with an agreement between the Company and the Ministry, the Company has agreed to $500,000 toward construction of the studio. As of December 31, 2000, $130,000 had been paid to the Ministry. In return for their funding, the Company has been granted exclusive rights to use the studio and broadcast any and all meetings held at the facility for a period of ten years, with five-year renewable options. The Company anticipates that it will begin utilizing the facility in June 2001. When utilization of the facility begins, the Company will amortize the prepaid fees, which are stated at cost in the accompanying financial statements, on a straight-line basis over the ten-year term of the agreement.

9.  CAPITAL  LEASE  OBLIGATION

On July 1, 2000, the Company incurred a capital lease obligation of $14,200 in connection with the acquisition of equipment, which is included in "Property and equipment" in the accompanying balance sheet. The terms of the capital lease include monthly installments of $237 for 60 months. Future minimum lease payments, by year and in the aggregate, under this lease consist of the following at December 31, 2000:

Year  Ended
December  31,                     Amount
-------------                  ----------
  2001                           $ 2,840
  2002                             2,840
  2003                             2,840
  2004                             2,840
  2005                             1,342
                                 -------
       Total  capital  lease
             obligation           12,702
       Less  current  portion     (2,840)
                                 -------
       Long-term  portion        $ 9,862
                                 =======

Total capital lease obligation payments from March 3, 2000 (date of inception) to December 31, 2000, totaled $1,498.

10.  STOCKHOLDERS'EQUITY

Common  Stock
The Company is authorized to issue 20,000,000 Series A common shares, no par value per share, and 80,000,000 Series B common shares, no par value per share. At December 31, 2000, there were 2,000,000 and 11,976,380 shares of Series A and Series B common shares paid for and issued, respectively. Holders of Series A and Series B common shares are entitled to ten and one vote per share, respectively, and Series B common shares have priority over Series A with respect to dividend payments that may be authorized by the Board of Directors. Neither Series A nor Series B common shares have preemptive, subscriptive, conversion or cumulative voting rights. Series A and Series B common shares share ratably in all assets of the Company available for distribution in the event of liquidation or dissolution of the Company.

Preferred  Stock
The Company is authorized to issue 25,000,000 shares of no par value preferred stock. The Board of Directors of the Company is authorized to issue preferred stock, establish various series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

The Board of Directors has authorized the issuance of 7,000,000 Series KV preferred shares for $3 per share through a Form SB-2 registration statement under the Securities Act of 1933, as amended, pending acceptance and approval by the Securities and Exchange Commission. Series KV voting preferred shares have one vote per share, have no dividend or liquidation preferences, and are convertible into one Series B common share per Series KV preferred share fourteen months after the effective date of the registration statement.

Private  Placement  Memorandums
During the year ended December 31, 2000, the Board of Directors authorized the issuance of 12,500,000 Series B common shares at $.40 per share through two separate Private Placement Memorandum's pursuant to Regulation D, Section 505 of the Securities Act of 1933, as amended. As permitted by Regulation D, these Private Placement Memorandums have not been registered with the Securities and Exchange Commission. The first offering of 2,500,000 shares was terminated as of December 31, 2000, with the issuance of all 2,500,000 Series B common shares. The second offering of 10,000,000 terminates on July 31, 2001. As of December 31, 2000, 5,291,380 Series B common shares have been issued in the amount of $2,132,552 in connection with the second Regulation D offering. Subsequent to December 31, 2000, 5,380,000 additional Series B common shares were issued in the amount of $2,152,000 under the second Regulation D offering.

11.  INCOME  TAXES

At December 31, 2000, the Company has a net operating loss carryforward of $1,890,168 which expires in 2015. Based upon the results of current operations, and prior to its efforts to raise additional capital and financing, the Company believes that it is unlikely that the net operating loss and deferred tax asset will be utilized prior to their expiration. However, as time passes, management will be able to better assess the amount of tax benefit it will realize from using the carryforward. Accordingly, the Company has elected not to record its estimated deferred tax asset of $720,000.

12.  RELATED  PARTY  TRANSACTIONS

Included  in  the  accompanying  balance  sheet  is  $10,000  recorded  as 'Note
Payable-Stockholder'. This amount was paid by a member of the Board of Directors for expenses related to the preparation of the Private Placement Memorandums issued by the Company during the year ended December 31, 2000 (See
Note 10). This note is due March 8, 2003, and accrues interest at a rate of 6% per annum.

Included in 'Other Assets' in the accompanying Balance Sheet is $130,000 paid to the ministry of a principal stockholder of the Company for the construction of a production studio (see Note 8). This studio will be owned by the principal stockholder and be utilized by the Company for television programming production purposes. The Board of Directors has authorized the Company to expend an additional $370,000 for the construction of this studio and purchase of equipment to be used at this facility.

Included in the Statement of Operations in 'Professional services' expense is approximately $10,800 paid to certain members of the Board of Directors for consulting services provided to the Company.

The Statement of Operations includes approximately $191,000 in program development expenses, equipment rental, contract labor, travel and other related expenses, which were provided by two organizations affiliated with certain members of management.

The Company issued 2,000,000 Series A common shares to certain members of management and others in exchange for professional services valued at $.01 per share, or $20,000. These professional services were provided prior to March 9, 2000, and related to organizational and start-up efforts of the Company. The cost of these shares is included in the Statement of Operations in 'Professional services'.

The Company entered into an agreement with a member of the Board of Directors stipulating that $64,000 of professional services would be provided in exchange for 160,000 Series B common shares. These services were provided between April 1, 2000 and August 31, 2000. The Company has recorded the financial effects of this agreement in the accompanying financial statements.

13.  EMPLOYEE  INCENTIVE  STOCK  OPTION  PLAN

The shareholders and directors, at their organizational meeting, adopted an Employee Incentive Stock Option Plan (the 'Plan') pursuant to the regulations of the Internal Revenue Service. The Plan provides for a pool of authorized, but unissued Series B common shares to be reserved for issuing to Key executives and employees pursuant to the Plan. Up to 2,500,000 options may be granted. The purchase price of the stock under each option is determined by the Board of Directors in evalutating the fair value of an option at the date of grant in consideration of all the factors the Board decides to be relevant. As of December 31, 2000, the stockholders and directors have not granted any options.

14.   STOCK  WARRANTS

Subsequent to December 31, 2000, the Company issued warrants to purchase 1,200,000 Series A common shares and 6,400,000 Series B common shares to certain members of management and the Board of Directors. The warrants are exercisable at prices that range from $.02 to $.40 per Series A or Series B common share and expire five years from date of issuance.

15.   COMMITMENTS

Operating  Leases
The Company leases office facilities and equipment under operating leases expiring through 2005. Minimum future rental payments under these leases, including satellite service and equipment payments (See Note 6), are as follows:

Year  Ending  December  31,         Amount
2001                              $2,213,613
2002                               2,275,855
2003                               2,154,011
2004                               2,100,000
2005                               1,225,000
                                 -----------
                                  $9,968,479
                                 ===========

Included in the accompanying Statement of Operations is approximately $708,000 in expenses related to these leases.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  24.  Indemnification  of  Directors  and  Officers

The Colorado Corporation Code grants to Kingdom Vision the power to indemnify the officers and directors of Kingdom Vision, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Kingdom Vision and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

Our  bylaws  provide  as  follows:

Kingdom Vision shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Kingdom Vision, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of Kingdom Vision or is or was serving at the request of Kingdom Vision as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of Kingdom Vision and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of Kingdom Vision and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Kingdom Vision shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Kingdom Vision to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Kingdom Vision or is or was serving at the request of Kingdom Vision as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of Kingdom Vision; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Kingdom Vision unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of Kingdom Vision has been successful on the merits in defense of any action, suit, or proceeding referred to in the first two paragraphs of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the first two paragraphs of this Article VII (unless ordered by a court) shall be made by Kingdom Vision only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said first two paragraphs. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or by the shareholders.

Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by Kingdom Vision in advance of the final disposition of such action, suit, or proceeding as authorized in this
Article VII upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by Kingdom Vision as authorized in this Article VII.

The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Kingdom Vision or who is or was serving at the request of Kingdom Vision as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Kingdom Vision would have the power to indemnify him against such liability under the provisions of this Article VII.

Item  25.  Other  Expenses  of  Issuance  and  Distribution

Expenses in connection with the issuance and distribution of the common stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

Registration  fee                           $5,828.00
Printing  expenses                           5,000.00
Accounting  fees  and  expenses             15,000.00
Legal  fees  and  expenses                  45,000.00
State  securities  law  fees
   and  expenses                            10,000.00
Stock  Transfer  Escrow  Agent  Fees         1,500.00
Miscellaneous  expenses                      2,000.00
                                            ---------
Total                                       84,328.00
                                            =========

Item  26.  Recent  Sales  of  Unregistered  Securities

On March 3, 2000, Kingdom Vision issued 2,000,000 Series A common shares for no consideration for services rendered in organizing the corporation at minimal value (less than $100) to Kingdom Vision to:

Beyth  Shan  Foundational  Ministries       1,200,000
Mark  Hanby  II                               200,000
Randall  Worley                               200,000
Dale  Hill                                    400,000

On March 8, 2000, Kingdom Vision issued 5,830,000 Series B common shares to its board of directors at $.02 per share (except for Beyth Shan, that paid $.01 per share).

Name                      Number  of  Shares              Cash  Received
Beyth  Shan                   2,130,000                       21,300
Mark  Hanby  II                 400,000                        8,000
Carl  Thompson                  400,000                        8,000
Arlen  Best                     300,000                        6,000
Eddie  Long                     400,000                        8,000
Dale  Hill                      500,000                       10,000
Randall  Worley                 400,000                        8,000
Earl  Paulk                     250,000                        5,000
Dale  Bronner                   300,000                        6,000
Marc  Harris                    250,000                        5,000
Carlton  Pearson                250,000                        5,000
Clarence  McClendon             250,000                        5,000

On March 8, 2000, Kingdom Vision issued 385,000 Series B common shares to its executive pastor's council at $.10 per share.

Name                      Number  of  Shares              Cash  Received
Marva  Mitchell               50,000                          5,000
Andrew  Merritt               50,000                          5,000
Thomas  Weeks                 50,000                          5,000
Carlos  Malone                50,000                          5,000
Kimble  Knight                50,000                          5,000
Dell  Sanchez                 50,000                          5,000
Adolph  Ludd                  35,000                          3,500
Robert  Gonzalez              50,000                          5,000

On March 8, 2000, Kingdom Vision issued 210,000 Series B common shares to its advisory board at $.10 per share (except for Anna Harmon at $.15 per share)


Name                      Number  of  Shares              Cash  Received
Dean  Baubach                 50,000                          5,000
Ilene  Andrews                50,000                           5,000
Reggie  White                 50,000                           5,000
Malcolm  Crawford             10,000                           1,000
Anna  Harmon                  50,000                           7,500

The above issuances of Series A and Series B common shares to the board of directors, executive pastor's council and advisory board were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

During the second and third quarters of 2000, Kingdom Vision sold 2,778,755 Series B common shares to non-affiliated individuals at $.40 per share for an aggregate of $1,111,502. During the third quarter of 2000, Kingdom sold 230,000 common shares to some of the current officers and directors and two non-affiliated individuals at $.40 per share for an aggregate of $90,000. These sales were made in reliance on an exemption from registration pursuant to
Section 505 of Regulation D. The required disclosure statement and financial statement information was provided to each investor. The total offering did not exceed the $5,000,000 limit provided in Rule 505. The sales were made to not more than 35 non-accredited investors. No commissions were paid. No general solicitation was utilized. The offering was approved and/or exempted by the required states and the appropriate Form D was filed with the Securities and Exchange Commission.

Subsequent to December 31, 2000, the Company issued warrants to purchase 1,200,000 Series A common shares and 6,400,000 Series B common shares to certain members of management and the Board of Directors. The warrants are exercisable at prices that range from $.02 to $.40 per Series A or Series B common share and expire five years from date of issuance.

Item  27.   Exhibit  Index.

(1)                    Not Applicable
(2)                    Not Applicable
(3)                    Articles of Incorporation dated
                         March 3, 2000 incorporated by reference to
                         Form SB-2
(3.1)                  Bylaws incorporated by reference to Form SB-2
(4)                    Specimen certificate for common stock incorporated
                         by reference to Form SB-2
(5)                    Consent and Opinion of Steven Allison,Esq. regarding
                         legality of securities registered under this
                         Registration Statement and to the references to
                         such attorney in the prospectus filed as part of
                         this Registration Statement
(6)                    Not Applicable
(7)                    Not Applicable
(8)                    Not Applicable
(9)                    Not Applicable
(10)                   Agreement with Chameleon Communications Group, Inc.
                         dated May 23, 2000 incorporated by reference to Form
                         SB-2
(10.1)                 Executed Contract for Option to Purchase Interest in
                         ISP-Live.com dated May 22, 2000 incorporated by
                         reference to Form SB-2

(10.2)                 Agreement for Termination of Contract for Option To
                         Purchase Interest dated March 26, 2001
                         incorporated by reference to Amendment 4 to Form
(10.3)                 Agreement with Beyth Shan Foundation dated April 12,
                         2000
(10.4)                 Letter regarding change in certifying accountant
                         from John M. Arledge & Associates, Inc. to the
                         Securities Exchange Commission.
(11)                   Not Applicable
(12)                   Not Applicable
(13)                   Not Applicable
(14)                   Not Applicable
(15)                   Not Applicable
(16)                   Not Applicable
(17)                   Not Applicable
(18)                   Not Applicable
(19)                   Not Applicable
(20)                   Not Applicable
(21)                   Not Applicable
(22)                   Not Applicable
(23)                   Consent of Hogan & Slovacek
(24)                   Not Applicable
(25)                   Not Applicable
(26)                   Not Applicable
(27)                   Financial Data Schedule
(28)                   Not Applicable

Item  28.   Undertaking.

The  undersigned  registrant  hereby  undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information  in  the  registration  statement.   Notwithstanding  the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not  applicable.

(d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fort Mill, South Carolina, as of the 26th day of June, 2001.

Kingdom  Vision  Network,  Inc.


By:/s/Randall  Worley
------------------------
Randall  Worley
President  and  Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned persons, in any capacity, hereby severally constitutes a majority of the Board of Directors.

Signature                             Title                       Date


/s/Dr. Mark Hanby             Chairman and CEO                   July 25, 2001
------------------------
Dr. Mark Hanby

/s/Randall Worley             President and Director             July 25, 2001
------------------------
Randall Worley

/s/Dale Hill                  Senior Vice President              July 25, 2001
------------------------      and Director
Dale Hill

/s/Carl Thompson              Senior Vice President/Director     July 25, 2001
------------------------
Carl Thompson

/s/Mark D. Hanby, II          Executive Vice President COO       July 25, 2001
------------------------
Mark D. Hanby, II

/s/Dale Bronner               Director                           July 25, 2001
------------------------
Dale Bronner

/s/Carl Williams              Director                           July 25, 2001
------------------------
Carl Williams

/s/Dale A. Allison, Jr.       Director                           July 25, 2001
------------------------
Dale A. Allison, Jr.

/s/Earl Paulk                 Director                           July 25, 2001
------------------------
Earl Paulk

[Letter  head  of  Steven  Allison]


July  25,  2001

UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
Washington,  D.C.  20549

Dear  Sirs:

Re:   OPINION  RE:  LEGALITY  AND  CONSENT  OF  COUNSEL  TO  USE  OF  NAME  IN
THE  REGISTRATION  STATEMENT  ON  FORM  SB-2  OF  KINGDOM  VISION  NETWORK, INC.

I am securities counsel for the above mentioned Company and I have prepared the registration statement on Form SB-2 and any amendments. I hereby consent to the inclusion and reference of my name and to a discussion of the opinion in the prospectus and the reproduction of the opinion in an exhibit in the registration statement on Form SB-2 and any amendments for Kingdom Vision Network, Inc.

It is my opinion that the securities of Kingdom Vision Network, Inc. being registered with the Securities and Exchange Commission pursuant to Form SB-2 registration statement of Kingdom Vision Network, Inc. have been duly authorized and will be, when sold, legally issued, fully paid and non-assessable.


                                                Yours  very  truly,


                                                /s/Steven  Allison
                                                ---------------------
                                                Steven  Allison

             [LETTERHEAD  OF  JOHN  M.  ARLEDGE  &  ASSOCIATES,  INC.]


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549


Gentlemen:

We have read and agree with the statements made under "Changes in and Disagreements with Accountants and Financial Disclosure" in Form SB-2 dated June 26, 2001 of Kingdom Vision Network, Inc.


                          /s/John  M.  Arledge  &  Associates,  Inc.
                          --------------------------------------------
                          John  M.  Arledge  &  Associates,  Inc.

Edmond,  Oklahoma
June  26,  2001

                                HOGAN & SLOVACEK
                           A Professional Corporation
                          Certified Public Accountants

                                 Harvey Parkway
                            301 N.W. 63rd, Suite 290
                          Oklahoma City, Oklahoma 73116
                    Office (405) 848-2020 Fax (405) 848-7359

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Kingdom  Vision  Network,  Inc.
Fort  Mill,  SC  29715

We hereby consent to the use in the registration statement on Form SB-2 of our report dated May 22, 2001, relating to the financial statements of Kingdom Vision Network, Inc. as of December 31, 2000 and for the period from March 3, 2000 (date of inception) to December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the registration statement.



                                     /s/HOGAN  &  SLOVACEK
                                     ---------------------
                                     HOGAN & SLOVACEK


Oklahoma  City,  Oklahoma
July  25,  2001